Exhibit 10.19

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

BEECH HOLDINGS, LLC,

SKY INTERMEDIATE MERGER SUB, LLC,

TEXTRON INC. and

TEXTRON ACQUISITION LLC

Dated as of December 26, 2013

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Exhibits

Exhibit A	Definitions
Exhibit B	Intermediate Company Limited Liability Company Agreement Amendment
Exhibit C	Surviving Company Limited Liability Company Agreement
Exhibit D	Member Proxy
Exhibit E	Trust Agreement Terms

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 26, 2013, is by and among Beech Holdings, LLC, a Delaware limited liability company (the “Company”), Sky Intermediate Merger Sub, LLC, a newly formed Delaware limited liability company and a direct wholly-owned subsidiary of the Company (“Intermediate Merger Sub”), Textron Inc., a Delaware corporation (“Parent”), and Textron Acquisition LLC, a newly formed Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”). The Company, Intermediate Merger Sub, Parent and Merger Sub are collectively referred to from time to time herein as the “Parties”, and each, individually, as a “Party”. Certain capitalized terms used herein have the respective meanings set forth in Exhibit A attached hereto.

RECITALS:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Parties intend that (i) Intermediate Merger Sub will be merged with and into the Company, with the Company surviving (such surviving company, the “Intermediate Company”) such merger (the “Intermediate Merger”) and (ii) immediately following the consummation of the Intermediate Merger, Merger Sub will be merged with and into the Intermediate Company, with the Intermediate Company surviving the Merger as a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, the Company Board has by the unanimous vote of the board members present (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable to and in the best interests of the Company and the owners of Units (each owner, a “Member”), (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Intermediate Merger, the Merger and the other transactions contemplated hereby, and (iii) directed that, following its execution, this Agreement, the Intermediate Merger and the Merger be submitted to the Members necessary to obtain the Company Requisite Approval for approval in accordance with the Delaware Limited Liability Company Act (the “LLCA”) and the operating agreement of the Company, dated February 15, 2013, as amended (the “Operating Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain Members have delivered to Parent and Merger Sub Member Proxies and, when the written consents of the Members attached to the Member Proxies are executed and delivered pursuant to such Member Proxies, such written consents will fully satisfy the requirement to obtain the Company Requisite Approval;

WHEREAS, the board of directors of Parent and the sole member of Merger Sub have each (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Parent and Merger Sub, respectively and (ii) approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, Parent, as the sole unit holder of Merger Sub, has approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.1                       The Mergers.

(a)                               Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the LLCA, at the Intermediate Effective Time, Intermediate Merger Sub shall be merged with and into the Company and the separate existence of Intermediate Merger Sub shall thereupon cease. The Intermediate Merger shall have the effects specified in this Agreement and the LLCA. Without limiting the generality of the foregoing, and subject thereto, at the Intermediate Effective Time, all of the property, rights, privileges and powers of the Company and Intermediate Merger Sub shall vest in the Intermediate Company, and all debts, liabilities and duties of the Company and Intermediate Merger Sub shall become the debts, liabilities and duties of the Intermediate Company, all as provided under the LLCA.

(b)                              Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the LLCA, at the Effective Time, Merger Sub shall be merged with and into the Intermediate Company and the separate existence of Merger Sub shall thereupon cease. The Intermediate Company shall be the surviving company in the Merger (such surviving company, the “Surviving Company”) and shall continue its existence under the LLCA as a direct wholly-owned subsidiary of Parent. The Merger shall have the effects specified in this Agreement and the LLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges and powers of the Intermediate Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Intermediate Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the LLCA.

Section 1.2                       Closing.                                         Unless otherwise mutually agreed in writing between the Company and Parent, the closing of each of the Intermediate Merger (the “Intermediate Closing”) and the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, at 9:00 a.m. (Eastern Time) on a date to be specified by the Parties which shall be no later than the second Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing). The date on which the Intermediate Closing and the Closing actually occur is referred to as the “Closing Date”.

Section 1.3                       Effective Time.

(a)                               Concurrently with the Intermediate Closing, the Company will cause a certificate of merger containing such information as is required by the relevant provisions of the

LLCA (the “Intermediate Delaware Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in the LLCA to effectuate the Intermediate Merger. The Intermediate Merger shall become effective at the time when the Intermediate Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Intermediate Delaware Certificate of Merger in accordance with the relevant provisions of the LLCA (the “Intermediate Effective Time”).

(b)                              Immediately after the Intermediate Effective Time, the Intermediate Company will cause a certificate of merger containing such information as is required by the relevant provisions of the LLCA (the “Delaware Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in the LLCA to effectuate the Merger, which Delaware Certificate of Merger will specify that the Merger will become effective one (1) hour after the Intermediate Effective Time. The Merger shall become effective at such time as is specified in the Delaware Certificate of Merger on the Closing Date or at such later time as may be agreed by the Parties in writing and specified in the Delaware Certificate of Merger in accordance with the relevant provisions of the LLCA (the “Effective Time”).

Section 1.4                       Limited Liability Company Agreements.

(a)                               At the Intermediate Effective Time, the Operating Agreement as in effect immediately prior to the Intermediate Effective Time shall be amended pursuant to Section 18-209(f) of the LLCA by the First Amendment to the Operating Agreement in the form attached hereto as Exhibit B (the “Intermediate Company LLC Agreement Amendment”) and the Operating Agreement, as amended by the Intermediate Company LLC Agreement Amendment (as so amended, the “Intermediate LLC Agreement”), shall be the limited liability company agreement of the Intermediate Company until thereafter amended as provided therein or by applicable Law.

(b)                              At the Effective Time, the Intermediate LLC Agreement as in effect immediately prior to the Effective Time shall be amended and restated in its entirety pursuant to Section 18-209(f) of the LLCA in the form of the Amended and Restated Operating Agreement attached hereto as Exhibit C (the “LLC Agreement”) and the LLC Agreement shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein or by applicable Law.

Section 1.5                       Certificates of Formation.

(a)                               From and after the Intermediate Effective Time, the certificate of formation of the Company immediately prior to the Intermediate Effective Time shall be the certificate of formation of the Intermediate Company, until thereafter amended as provided in the Intermediate LLC Agreement or by applicable Law.

(b)                              From and after the Effective Time, the certificate of formation of the Intermediate Company (the “Certificate of Formation”) shall be the certificate of formation of the Surviving Company until thereafter amended as provided in the LLC Agreement or by applicable Law (subject to Section 4.9).

Section 1.6                       Directors.

(a)                               The directors of the Company in office immediately prior to the Intermediate Effective Time shall, from and after the Intermediate Effective Time, be the directors of the Intermediate Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Intermediate LLC Agreement.

(b)                              The members, managers or directors (as appropriate) of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the managers or directors (as appropriate) of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the LLC Agreement.

Section 1.7                       Officers.

(a)                               The officers of the Company in office immediately prior to the Intermediate Effective Time shall, from and after the Intermediate Effective Time, be the officers of the Intermediate Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Intermediate LLC Agreement.

(b)                              The officers of the Intermediate Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the LLC Agreement.

Section 1.8                       FIRPTA Certificate. Prior to the Closing, the Company shall deliver a certificate, in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b) of the Code, stating that the Company (including, for the avoidance of doubt, the Intermediate Company following the Intermediate Merger) is not and has not been a U.S. real property holding corporation as defined in Section 897(c) of the Code for the period described in Section 897(c)(1)(A)(ii) of the Code.

ARTICLE II

EFFECT OF THE MERGERS ON UNITS;

EXCHANGE OF CERTIFICATES AND BOOK ENTRY UNITS

Section 2.1                       Effect on Units

(a)                               The Intermediate Merger.

(i)                                  At the Intermediate Effective Time, as a result of the Intermediate Merger and without any action on the part of any Member or the Company as the sole member of Intermediate Merger Sub, each limited liability company interest of Intermediate Merger Sub issued and outstanding immediately prior to the Intermediate Effective Time shall be cancelled without any consideration payable thereon.

(ii)                              At the Intermediate Effective Time, the Units of the Company shall remain issued and outstanding as Units of the Intermediate Company.

(b)                              The Merger. At the Effective Time, as a result of the Merger and without any action on the part of any Member or the sole unit holder of Merger Sub:

(i)                                  Merger Consideration. Each Unit issued and outstanding immediately prior to the Effective Time (other than Units owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and, other than L/C Secured Claim Units held by the Intermediate Company, Units owned by the Intermediate Company (collectively, the “Excluded Units”)) shall be cancelled pursuant to Section 2.1(b)(ii) and:

(A)                          with respect to a Unit that was issued and allocated in accordance with the Plan of Reorganization to a holder of an Allowed Senior Credit Facility Secured Claim or to a holder of an Allowed L/C Secured Claim (such Units, collectively, the “Secured Claim Units”), be converted automatically into the right to receive $8.135 per Secured Claim Unit in cash without any interest thereon (the “Per Unit Merger Consideration”);

(B)                           with respect to a Unit that was issued to and, immediately prior to the Effective Time, is held by the Intermediate Company for the benefit of holders of Allowed L/C Secured Claims (the “L/C Secured Claim Units”), be converted automatically into the right of the holder of the applicable Allowed L/C Secured Claim or the holder of the applicable Allowed Senior Credit Facility Secured Claim (the “L/C Secured Claim Rights Holder”) to receive the Per Unit Merger Consideration in accordance with, and at the time or times determined pursuant to, the LLC Agreement and the Plan of Reorganization; and

(C)                           with respect to an Unsecured Claim Unit that was issued and outstanding immediately prior to the Effective Time (other than Excluded Units) be converted automatically into the right to receive an amount in cash as set forth in the Trust Agreement at the time or times specified therein (the “Per Unsecured Claim Unit Consideration”).

(ii)                              Cancellation of Units. At the Effective Time, all of the Units (other than Excluded Units) shall cease to be outstanding, shall be canceled and shall cease to exist, and each certificate (a “Certificate”) or, with respect to uncertificated Units, the relevant entry on the Member Registry representing such Units (such uncertificated Units, “Book Entry Units”) formerly representing any of the Units (other than Excluded Units) shall thereafter represent only the right to receive (A) the Per Unit Merger Consideration for each Secured Claim Unit and L/C Secured Claim Unit or (B) the Per Unsecured Claim Unit Consideration for each Unsecured Claim Unit, solely with respect to this clause (B), in accordance with the Trust Agreement.

(iii)                          Cancellation of Excluded Units. Each Excluded Unit shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Unit, cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist.

(iv)                          Merger Sub. At the Effective Time, the limited liability company interests in Merger Sub held by Parent, which constitute 100% of the limited liability company interests in Merger Sub, shall be converted into 100% of the limited liability company interests in the Surviving Company, and Parent shall be admitted as the sole member of the Surviving Company.

Section 2.2                       Exchange of Certificates.

(a)                               Paying Agent. As soon as practicable following the date hereof, the Company and Parent shall appoint a paying agent to act as paying agent for the payment of the amounts payable pursuant Section 2.1(b)(i)(A) and Section 2.1(b)(i)(B) (the “Paying Agent”) pursuant to a paying agency agreement in a form mutually agreed upon by the Company, Parent, Merger Sub and the Paying Agent. At or prior to the Effective Time, Parent shall deposit or shall cause to be deposited, with the Paying Agent, (A) for the benefit of the Members that are holders of Secured Claim Units immediately prior to the Effective Time (other than holders of Excluded Units), cash in immediately available funds in the aggregate amount necessary for the Paying Agent to make the payments to holders of Secured Claim Units to which they are entitled pursuant to Section 2.1(b)(i)(A) (such cash amount being hereinafter referred to as the “Primary Exchange Fund”) and (B) for the benefit of L/C Secured Claim Rights Holders, cash in immediately available funds in the aggregate amount necessary for the Paying Agent to make the payments to L/C Secured Claim Rights Holders in accordance with Section 2.1(b)(i)(B) (the “L/C Reserve Fund”, and together with the Primary Exchange Fund, the “Exchange Funds”). The Paying Agent shall invest the Exchange Funds as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, with maturities not exceeding three months. Any interest and other income resulting from such investment shall become a part of the applicable Exchange Fund, and any amounts in excess of the aggregate amount payable pursuant to Section 2.1(b)(i)(A) or Section 2.1(b)(i)(B), as applicable, shall be contributed to the Surviving Company in accordance with Section 2.6. To the extent that there are any losses with respect to any such investments, or an Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment of the amount of cash to which holders of Secured Claim Units or the L/C Secured Claim Rights Holders are entitled pursuant to Section 2.1(b)(i)(A) or Section 2.1(b)(i)(B), as applicable, Parent shall promptly replace or restore the cash in the applicable Exchange Fund so as to ensure that such Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all such cash payments to holders of Secured Claim Units or the L/C Secured Claim Rights Holders pursuant to Section 2.1(b)(i)(A) or Section 2.1(b)(i)(B), as applicable.

(b)                              Exchange Procedures. As promptly as practicable, and in any event within two (2) Business Days, (A) after the Effective Time, the Paying Agent shall deliver (whether via postal mail, electronic mail or upload to the secure website maintained for the benefit of holders of Units) to each Person holding an outstanding Certificate or Book Entry Unit that, immediately prior to the Effective Time, represented a Secured Claim Unit that was converted into the right to receive the Per Unit Merger Consideration and (B) after the L/C Final Distribution Date (or such earlier date as determined in accordance with the Operating Agreement and the Plan of Reorganization), the Paying Agent shall deliver to each L/C Secured Claim Rights Holder that is entitled to receive the Per Unit Merger Consideration, in each case (x) a letter of transmittal (the “Exchange Fund Letter of Transmittal”), which, with respect to Certificates, shall specify that delivery shall be effected (and risk of loss and title to the applicable Units shall pass) only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) to the Paying Agent, and, with respect to Book Entry Units or L/C Secured Claim Units, shall specify that delivery shall be effected upon delivery of the

Exchange Fund Letter of Transmittal to the Paying Agent, and (y) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or surrender of ownership of Book Entry Units or L/C Secured Claim Units in exchange for the amount to which such holder of Certificates, Book Entry Units or L/C Secured Claim Units is entitled as a result of the Merger pursuant to Section 2.1(b)(i)(A) or Section 2.1(b)(i)(B), as applicable. Following the Effective Time, and upon delivery of a properly executed Exchange Fund Letter of Transmittal to the Paying Agent and, with respect to Certificates, surrender to the Paying Agent of a Certificate (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or surrender of ownership of Book Entry Units or L/C Secured Claim Units, (A) the Person holding such Certificate or Book Entry Unit or L/C Secured Claim Unit shall in exchange therefor be entitled to receive an amount, in immediately available funds and without any interest thereon, equal to the product of (x) the number of Units represented by such Certificate, Book Entry Unit or L/C Secured Claim Unit multiplied by (y) the Per Unit Merger Consideration, and such Certificate, Book Entry Unit or L/C Secured Claim Units, as applicable, shall be canceled. No interest will be paid or accrued on any amount payable upon the surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or with respect to a Book Entry Unit or L/C Secured Claim Unit. Until delivered in accordance with the provisions of this Section 2.2, each Certificate or Book Entry Unit representing any Secured Claim Unit (other than any Excluded Units) and each L/C Secured Claim Unit shall be deemed at any time following the Effective Time to represent for all purposes only the right to receive, as provided by this Agreement, the Per Unit Merger Consideration, and shall have no other rights.

(c)                               Unsecured Claim Units; Unsecured Trust. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Trustee, pursuant to the Trust Agreement, for the benefit of the holders of Unsecured Claim Units and other holders of Unsecured Claims cash in immediately available funds in an amount equal to $250,819,948 (such cash amount being hereinafter referred to as the “Unsecured Trust”). The Trustee shall invest the Unsecured Trust and make payments from the Unsecured Trust in accordance with the terms and conditions of the Trust Agreement.

(d)                             Transfers. From and after the Effective Time, there shall be no transfers on the Member Registry of the Company of the Units that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book Entry Unit is presented to the Surviving Company or Parent for transfer, it shall be canceled and exchanged for the amount in cash in immediately available funds to which the holder of the Certificate or Book Entry Unit is entitled pursuant to this Article II.

(e)                               Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (along with delivery of a duly completed Exchange Fund Letter of Transmittal, as appropriate) and, if required by Parent, the posting by such Person of a bond in customary amount and upon such customary terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent will issue a check or pay by wire transfer immediately available funds in the amount (after giving effect to any required Tax withholdings as provided in Section 2.5) the holder thereof is entitled to pursuant to Section 2.1(b)(i)(A) or Section 2.1(b)(i)(B), as applicable.

Section 2.3                       Treatment of Company Options, Restricted Units, Phantom Units and Residual Units.

(a)                               Company Options. Parent shall not assume any Company Option in connection with the consummation of the transactions contemplated hereby. At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time (whether or not then vested) shall be canceled and converted automatically into the right to receive the consideration set forth in this Section 2.3(a). Each holder of any such outstanding and unexercised Company Option (whether or not then vested) shall, in exchange therefor, be entitled to receive, subject to Section 2.5, a single lump sum cash payment (without any interest thereon), payable on or prior to the next regularly scheduled payroll date of the Surviving Company that occurs after the Closing, in an amount equal to the product of (x) the total number of Units subject to the Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Unit Merger Consideration over the exercise price per Unit under such Company Option. Notwithstanding anything in this Agreement to the contrary, any Company Option with an exercise price per Unit that is equal to or greater than the Per Unit Merger Consideration shall be canceled at the Effective Time without any cash payment being made or other consideration being delivered in respect thereof.

(b)                              Restricted Units. Subject to Section 2.5, each Restricted Unit that is outstanding shall vest and be canceled immediately prior to the Effective Time in accordance with the Management Equity Plan and the Award Agreement governing such Restricted Units. At the Effective Time, each such vested Restricted Unit (after giving effect to the foregoing accelerated vesting) shall be entitled to receive the Per Unit Merger Consideration in accordance with Section 2.1(b). Each remaining unvested Restricted Unit shall be automatically canceled at the Effective Time without any cash payment being made or other consideration being delivered in respect thereof.

(c)                               Phantom Units. Subject to Section 2.5, each Phantom Unit that is outstanding as of the Effective Time (whether vested or unvested) shall be canceled and converted automatically into the right to receive the Per Unit Merger Consideration, which shall be paid in accordance with the terms of the Award Agreement governing such Phantom Unit.

(d)                             Residual Units. Subject to Section 2.5, immediately prior to the Effective Time, a number of fully vested Units having a Fair Market Value equal to the Residual Equity Value shall be granted to a group of employees in accordance with the determination of the Compensation Committee of the Company Board after consultation with the Chief Executive Officer of the Company (each such Unit, a “Residual Unit”). Each such Unit shall, at the Effective Time, be automatically entitled to receive the Per Unit Merger Consideration in exchange for the cancellation of such Residual Unit. Section 2.3(d) of the Company Disclosure Letter sets forth the number of Residual Units available, and the number of Residual Units that will be Restricted Units and the number that will be Company Options. The Company shall deliver an updated Section 2.3(d) of the Company Disclosure Letter at least two (2) Business Days prior to the Closing Date that sets forth the names of those employees and the number of Residual Units being granted to each such employee.

Section 2.4                       Certain Adjustments. In the event that, prior to the Effective Time, the Company changes the number of Units or securities convertible or exchangeable into or exercisable for Units issued and outstanding, as a result of a reclassification, unit split (including a reverse unit split), unit dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Per Unit Merger Consideration or the Per Unsecured Claim Unit Consideration, as applicable, shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Unit Merger Consideration or the Per Unsecured Claim Unit Consideration, as applicable.

Section 2.5                       Withholding. Each of Parent, Merger Sub, the Company and the Surviving Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable by it pursuant to this Article II, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld (or caused to be withheld) by Merger Sub, the Company, the Surviving Company or Parent, as the case may be, such withheld amounts (i) shall be timely remitted by Merger Sub, the Company, the Surviving Company or Parent, as applicable, to the applicable Governmental Entity and (ii) upon remittance shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Merger Sub, the Company, the Surviving Company or Parent, as the case may be.

Section 2.6                       Termination of Exchange Fund.

(a)                               Any portion of the Primary Exchange Fund (including the proceeds of any investments of the Primary Exchange Fund) that remains unclaimed by the holders of Secured Claim Units (other than a holder of Excluded Units) for one year after the Effective Time shall be contributed to the Surviving Company. Any holder of Secured Claim Units (other than a holder of Excluded Units) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Company (subject to abandoned property, escheat and other similar Laws) only as a general creditor thereof with respect to any amount to which such holder of Secured Claim Units is entitled as a result of the Merger pursuant to Section 2.1 (after giving effect to any required Tax withholdings as provided in Section 2.5) upon due delivery of its Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or Book Entry Units, without any interest thereon.

(b)                              Any portion of the L/C Reserve Fund (including the proceeds of any investments of the L/C Reserve Fund) that remains unclaimed by the L/C Secured Claim Rights Holders for a period of six months after the final L/C Secured Claim has been allocated in accordance with the Operating Agreement and the Plan of Reorganization shall be contributed to the Surviving Company. Any L/C Secured Claim Rights Holder who has not theretofore complied with this Article II shall thereafter look only to the Surviving Company (subject to abandoned property, escheat and other similar Laws) only as a general creditor thereof with respect to any amount to which such L/C Secured Claim Rights Holder is entitled as a result of the Merger pursuant to Section 2.1 (after giving effect to any required Tax withholdings as provided in Section 2.5) upon due delivery of its Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or Book Entry Units or L/C Claim Rights, without any interest thereon.

(c)                               Notwithstanding anything to the contrary in this Section 2.6, none of the Surviving Company, Parent, the Paying Agent or any other Person shall be liable to any holders of Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1                       Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered by the Company to Parent simultaneously with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Letter (and the corresponding section or subsection of this Article III) to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall be true and correct only as of such other date) that:

(a)                               Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business as presently conducted requires such qualification, except, in the case of clauses (ii) and (iii) of this sentence, where the failure to be so qualified or in good standing or to have such power or authority, would not reasonably be expected to, individually or in the aggregate, (A) materially and adversely affect the ability of the Company to carry out its obligations hereunder or consummate the transactions contemplated hereby, or (B) materially and adversely affect the ability of the Company and its Subsidiaries to carry on their business as it is now being conducted. The Company has made available to Parent complete and correct copies of the certificate of formation of the Company and the Operating Agreement and the certificate of formation, certificate of incorporation (or other equivalent formation document) and limited liability company, operating agreement, bylaws (or other equivalent governing document) for each of the Subsidiaries of the Company, each as amended to the date of this Agreement and each as so made available is in full force and effect on the date of this Agreement.

(b)                              Capital Structure. The limited liability company interests of the Company consist of one class of Units. As of the date of this Agreement, the sum of (i) the number of Units issued and outstanding, consisting of (A) Secured Claim Units, (B) Unsecured Claim Units and (C) Units held by the Company in respect of L/C Secured Claims, and (ii) the number of additional Units were reserved for distribution in respect of Unsecured Claims, equals 163,133,334. All of the outstanding Units (i) are duly authorized, validly issued, fully paid and nonassessable; (ii) are free of any preemptive rights other than as set forth in the Operating Agreement; (iii) are not subject to any restrictions on transfer, other than restrictions on transfer imposed by applicable securities Laws and those restrictions set forth in the Operating Agreement or the Plan of Reorganization; and (iv) have been issued in material compliance with all applicable Laws and all requirements set forth in the Operating Agreement. As of the date of this Agreement, other than up to 13,227,027 Units reserved for issuance pursuant to the Management Equity Plan, the Company has no other Units reserved for issuance. Not including the 881,788 Residual Units to be granted immediately prior to the Effective Time in accordance with the Management Equity Plan and as set forth on Section 2.3(d) of the Company Disclosure Letter, as of December 18, 2013, (A) there were 8,230,565 outstanding and unexercised Company Options providing for the issuance of 8,230,565 Units and having a weighted average exercise price of $6.00 and (B) an aggregate of 4,114,674 Restricted Units were issued and outstanding, in each case, under the Management Equity Plan. Upon the issuance of any Units in accordance with the terms of the Management Equity Plan, such Units will be duly authorized, validly issued, fully paid and nonassessable. As of December 18, 2013, there were 146,664 outstanding Phantom Units under the Director Equity Plan. Section 3.1(b) of the Company Disclosure Letter contains (1) a correct and complete list as of the date of this Agreement of the number of Secured Claim Units, the number of Unsecured Claim Units and the number of Units held by the Company in respect of L/C Secured Claims, in each case issued and outstanding, and (2) a correct and complete list as of the date of this Agreement of Company Options and Restricted Units outstanding under the Management Equity Plan, and of Phantom Units under the Director Equity Plan, including the holder, amount, and for each Company Option, the exercise price of such Company Option. No Units are owned by any Subsidiary of the Company. Except as set forth above or as provided for in the Operating Agreement or the Plan of Reorganization, there are no preemptive or other outstanding rights, options, warrants, conversion rights, unit appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any limited liability company interests or other securities of the Company or any of its Subsidiaries or any securities or obligations of the Company or any of its Subsidiaries convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations of the Company or any of its Subsidiaries evidencing such rights are authorized, issued or outstanding. There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any limited liability company interests or other securities of the Company or any of its Subsidiaries. The Member Registry complies in all material respects with Section 2.5(a) of the Operating Agreement.

(c)                               Organizational Authority and Approval.

(i)                                  The Company has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Intermediate Merger and the Merger, subject only to obtaining the Company Requisite Approval. This Agreement has been duly executed and delivered by the Company and, assuming the valid authorization, execution and delivery of this Agreement by the other Parties, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except as contemplated by this Agreement, no other corporate or limited liability company actions on the part of the Company are necessary to authorize this Agreement or to consummate the Intermediate Merger and the Merger and the other transactions contemplated hereby.

(ii)                              The Company Requisite Approval is the only vote of the holders of any class or series of interests in the Company necessary to approve this Agreement and the transactions contemplated hereby. When the written consents of the Members attached to the Member Proxies delivered by the Members party thereto to Parent and Merger Sub on the date hereof are executed and delivered pursuant to such Member Proxies, such written consents will fully satisfy the requirement to obtain the Company Requisite Approval.

(iii)                          As of the date of this Agreement, the Company Board has by the unanimous vote of the board members present (A) determined that this Agreement, the Intermediate Merger and the Merger and the other transactions contemplated hereby are advisable to and in the best interests of the Company and its Members, (B) approved and declared advisable this Agreement, the Intermediate Merger and the Merger and the other transactions contemplated hereby and (C) resolved, subject to Section 4.2, to recommend that the Members approve this Agreement (such recommendation, the “Company Recommendation”), and subject to Section 4.2, directed that this Agreement be submitted to the Members necessary to obtain the Company Requisite Approval for their approval by written consent.

(iv)                          In accordance with Sections 2.7 and 2.9(i) of the Operating Agreement, the Company has set a record date that is fifteen (15) calendar days after the date of this Agreement (the “Record Date”) in connection with obtaining the written consents of the Members required to obtain the Company Requisite Approval.

(d)                             Subsidiaries. Section 3.1(d) of the Company Disclosure Letter sets forth a true and complete list of all Subsidiaries of the Company, listing for each such Subsidiary its name, type of entity, the jurisdiction and date of its incorporation, organization or formation and its authorized capital stock, partnership capital or equivalent. As of the date of this Agreement, the Company, alone or together with one or more of its Subsidiaries, is the record and beneficial owner of 100% of the issued and outstanding equity interests of each of its Subsidiaries, in each case free and clear of all Liens (other than the restrictions of applicable securities Laws and Liens incurred pursuant to the Credit Facilities and other Permitted Liens). Other than the Subsidiaries listed on Section 3.1(d) of the Company Disclosure Letter, there are no other entities in which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect equity interest or any right to acquire the same. Other than the Subsidiaries listed on Section 3.1(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a member of (nor is the business of the Company conducted through) any partnership nor is the Company or any such Subsidiary a participant in any joint venture or similar arrangement.

(e)                               Governmental Filings; No Violations; Certain Contracts.

(i)                                  Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (B) the filing of the Intermediate Delaware Certificate of Merger and the Delaware Certificate of Merger and other appropriate merger documents required by the LLCA with the Secretary of State of the State of Delaware, (C) a notification under Section 1-302(g) and Section 2-302.b of the National Industrial Security Program Operating Manual (the “NISPOM”), (D) compliance with and filings under the International Traffic in Arms Regulations (“ITAR”), and (E) such other items as disclosed in Section 3.1(e)(i) of the Company Disclosure Letter (the items set forth above in clauses (A) through (E), the “Company Required Governmental Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals or authorizations required to be obtained by the

Company from, any domestic or foreign governmental or regulatory body, commission, agency, instrumentality, authority or other legislative, executive or judicial entity or court (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Intermediate Merger and the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to, individually or in the aggregate, (A) materially and adversely affect the ability of the Company to carry out its obligations hereunder or consummate the transactions contemplated hereby or (B) materially and adversely affect the ability of the Company and its Subsidiaries to carry on their business as it is now being conducted.

(ii)                              The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Intermediate Merger and the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of the certificate of formation of the Company or the Operating Agreement, (B) any breach or violation of, or a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Company Material Contract or material Permit held by the Company, (C) the creation of any Lien (other than Permitted Liens) on the Company or any of its Subsidiaries or any of their properties, rights or assets, or (D) assuming compliance with the matters referred to in Section 3.1(e)(i), any violation of Law or Order to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, except, in the case of clauses (B), (C), or (D) of this sentence, where such breach, violation, default, termination, cancellation, amendment, acceleration or creation would not reasonably be expected to, individually or in the aggregate, (A) materially and adversely affect the ability of the Company to carry out its obligations hereunder or consummate the transactions contemplated hereby or (B) materially and adversely affect the ability of the Company and its Subsidiaries to carry on their business as it is now being conducted.

(f)                                Financial Statements; Indebtedness; Undisclosed Liabilities.

(i)                                  The Company has provided to Parent true, accurate and complete copies of the following financial statements (the “Financial Statements”): (A) the audited consolidated balance sheet of the Company as of December 31, 2012 and the related audited consolidated statements of income and of cash flows for the year then-ended December 31, 2012, including the notes or other supplementary information thereto, (B) the unaudited consolidated balance sheet of the Company as of September 30, 2013 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for (x) the seven-month period then ended for the Company and (y) the two month period from January 1, 2013 through February 28, 2013 for Hawker Beechcraft, Inc., as the predecessor in interest of the Company (the information described in this subclause (B) being the “Interim Financial Statements”) and (C) the unaudited consolidated balance sheet of the Company as of February 28, 2013 (the “February Balance Sheet”).

(ii)                              The Financial Statements (A) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to the absence of footnotes and normal year-end adjustments, which adjustments shall not be material individually or in the aggregate, and fresh start accounting adjustments, (B) fairly present, in all material respects, the consolidated financial condition, cash flows and results of operations of the Company and its Subsidiaries as of the dates thereof and for the periods referred to therein subject, in the case of the Interim Financial Statements, to the absence of footnotes and normal year-end adjustments, which adjustments shall not be material individually or in the aggregate, and fresh start accounting adjustments and (C) were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries. The February Balance Sheet (A) has been prepared in accordance with GAAP and (B) fairly presents, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as of the date thereof, except in each case of (A) and (B) for (w) the absence of footnotes, (x) normal year-end adjustments, (y) fresh start accounting adjustments and (z) the absence of tax adjustments, and (C) were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries.

(iii)                          The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed, in all material respects, in accordance with management’s general or specific authorizations and (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

(iv)                          Section 3.1(f)(iv) of the Company Disclosure Letter sets forth the total amount of outstanding Indebtedness (within the meaning of clauses (a), (c), (d), (e), (g) and (i) of the definition thereof) of the Company and its Subsidiaries as of the date hereof indicating the applicable lender, counterparty or other party or parties thereof and the amount of the obligation.

(v)                              Neither the Company nor any of its Subsidiaries has any liability or obligation, which would be required to be set forth on the liabilities side of a consolidated balance sheet of the Company and its Subsidiaries (including any notes) prepared as of the date hereof and prepared in accordance with GAAP and the practices and methodologies used in the preparation of the Latest Balance Sheet, other than liabilities and obligations (A) reflected on, reserved against or otherwise described in the Latest Balance Sheet, (B) that have arisen since the date of the Latest Balance Sheet in the ordinary course of business of the Company and its Subsidiaries or (C) that would not reasonably be expected to, individually or in the aggregate, materially and adversely effect the Company and its Subsidiaries taken as a whole.

(vi)                          The 2013 Audited Financial Statements, when delivered pursuant to Section 4.14(b), will (A) be prepared in accordance with GAAP, applied on a consistent basis through the period presented thereby, except as may be indicated in the notes thereto (B) based on the books of account and other financial records of the Company and its Subsidiaries and (C) fairly present, in all material respects, the consolidated financial condition, cash flows and results of operations of the Company and its Subsidiaries as of the date thereof and for the period referred to therein.

(vii)                      The Audited February Balance Sheet, when delivered pursuant to Section 4.14(b), shall not include any deferred federal Tax liabilities resulting from the implementation of the Plan of Reorganization required to be recorded in accordance with GAAP.

(g)                              Absence of Certain Changes. Since February 28, 2013 through the date of this Agreement, (i) except as contemplated by this Agreement and for actions taken that are contemplated by the Plan of Reorganization, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business of the Company and its Subsidiaries, (ii) there has not been any change, event, or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) the Company and its Subsidiaries have not taken any action that, if taken between the date of this Agreement and the Closing Date, would constitute a breach of clauses (i) (other than with respect to name changes for Subsidiaries of the Company), (ii), (iii), (vi), (vii), (xi), (xiii), (xv)(B), (xvii), (xviii), (xix) or (xxi) of Section 4.1(a).

(h)                              Litigation.

(i)                                  There are no actions, suits, litigations, hearings, arbitrations, mediations or other proceedings or, to the Knowledge of the Company, investigations (“Actions”), pending or, to the Knowledge of the Company threatened by or before any Governmental Entity against the Company or any of its Subsidiaries or any of their respective assets, rights or properties, except in each case for any such Actions that are not material to the Company and its Subsidiaries taken as a whole; and

(ii)                              Neither the Company nor any of its Subsidiaries is a party to, and none of them nor any of their respective assets, rights or properties is subject to, the provisions of any Order binding upon the Company or any of its Subsidiaries, except any such Order that (A) is not material to the Company and its Subsidiaries taken as a whole, and (B) would not reasonably be expected to, individually or in the aggregate, materially adversely affect the ability of the Company to carry out its obligations hereunder or consummate the transactions contemplated hereby.

(i)                                  Employee Benefits.

(i)                                  Section 3.1(i)(i) of the Company Disclosure Letter sets forth a true and complete list of each Company Plan, employment agreement and incentive compensation plan in effect as of the date of this Agreement. For purposes of this Agreement, “Company Plans” shall mean all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and any other material medical, dental, life insurance, stock purchase, equity, disability, salary continuation, severance, change-in-control, retention, retirement, pension, deferred compensation, vacation, fringe benefit, sick pay or paid time off plans or policies, and any other material employee benefit plans or programs, but excluding any plan or program sponsored by a Governmental Entity (such as social security or any similar arrangements), in each case (A) established, maintained, sponsored or contributed to by the Company, its Subsidiaries or any entity that would be deemed a “single employer” with the Company or its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA on behalf of any employee, director, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries, or (B) with respect to which the Company or any of its Subsidiaries has any material obligation on behalf of any such employee, director or other individual service provider (together, “Employees”) or beneficiary. Section 3.1(i)(i) of the Company Disclosure Letter further identifies each such Company Plan that is governed by Laws of the United States (each such Company Plan, a “U.S. Plan”) and each such Company Plan that is governed by the Laws other than of the United States (each such Company Plan, a “Foreign Plan”).

(ii)                              The Company has made available to Parent: (A) copies of all material documents setting forth the terms of each Company Plan, (B) the most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Plan, (C) the most recent actuarial report (if applicable) for all Company Plans, (D) all material written contracts, instruments or agreements directly related to each Company Plan, including administrative service agreements and group insurance contracts, and (E) the most recent IRS determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.

(iii)                          (A) Each U.S. Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS (or the prototype plan on which such Company Plan is based has received an opinion letter from the IRS) upon which it may rely regarding the qualified status under the Code of such Company Plan, and, to the Knowledge of the Company, nothing has occurred since the receipt of such determination or opinion letter that could reasonably be expected to result in the loss of such qualification, and (B) all payments required by each U.S. Plan with respect to all prior periods have been made or provided for in all material respects in accordance with GAAP by the Company or its Subsidiaries.

(iv)                          (A) No proceeding is pending or, to the Knowledge of the Company, has been threatened against any of the Company Plans that would reasonably be expected to result in material liability to the Company (other than routine claims for benefits and appeals of such claims), any trustee or fiduciary thereof, or any of the assets of any trust of any of the Company Plans, (B) each U.S. Plan materially complies in form and is being maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code, (including Section 409A of the Code) (C) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any third party, has, since February 28, 2013, engaged in a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, with respect to the U.S. Plans that would reasonably be expected to result in material liability to the Company, and (D) to the Knowledge of the Company, no Company Plan is under an audit or investigation by the IRS, Department of Labor or any other Governmental Entity.

(v)                              Since February 28, 2013, neither the Company nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course) and no fact or event exists that could result in the incurrence by the Company or any of its Subsidiaries of such liability.

(vi)                          Neither the execution of this Agreement nor the consummation of the Merger, either alone or in conjunction with any other event, shall (A) give rise to any payment or compensation under any Company Plan or (B) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Employee under any Company Plan. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Merger, either alone or in conjunction with any other event, by any Employee of the Company or any of its Subsidiaries under any Company Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(vii)                      Each Company Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended to comply, in all material respects, and has been operated in compliance, in all material respects, with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(viii)                  (A) Each Foreign Plan is maintained, funded and administered in all material respects in accordance with applicable Laws (including any requirements for tax qualification or the equivalent thereof) and the requirements of such Foreign Plan’s governing documents, and (B) no Foreign Plan has any unfunded or underfunded liabilities that have not been provided for in accordance with GAAP.

(ix)                          This Section 3.1(i) includes the sole and exclusive representations and warranties of the Company and its Subsidiaries relating to any Company Plans.

(j)                                  Compliance with Laws. Except for Laws relating to Company Plans, labor matters, environmental matters, Tax matters, Company Intellectual Property, anti-bribery compliance and Government Contracts which shall be governed by Section 3.1(i), Section 3.1(k), Section 3.1(l), Section 3.1(m), Section 3.1(n), Section 3.1(t) and Section 3.1(u), respectively and, as would not reasonably be expected to, (A) materially and adversely affect the ability of the Company to carry out its obligations hereunder or consummate the transactions contemplated hereby, or (B) materially and adversely affect the ability of the Company and its Subsidiaries to carry on their business as it is now being conducted:

(i)                                  the Company and its Subsidiaries have, since January 1, 2011, conducted their business in compliance with all Laws and Orders applicable to its business as currently conducted (including (x) any Laws relating to federal aviation regulations, (y) any Orders of any Aviation Regulatory Authority and (z) any Laws relating to export and/or import controls compliance, such as ITAR, the Export Administration Regulations and the regulations of the U.S. Treasury Department’s Office of Foreign Assets Control);

(ii)                              the Company and its Subsidiaries have all Permits necessary to conduct their businesses as currently conducted, and all such Permits are valid and in full force and effect and no cancellation or suspension of any such Permit is pending or, to the Knowledge of the Company, threatened;

(iii)                          to the Knowledge of the Company, each Permit of the Company and its Subsidiaries will be in full force and effect immediately following the Closing Date and will not expire, terminate or be restricted as a result of the transactions contemplated hereby; and

(iv)                          there are no material defaults or events which, with the passage of time or the giving of notice, would constitute a default under or non-compliance with any provision of the Plan of Reorganization by the Company or any Affiliate of the Company.

(k)                              Environmental Matters.

(i)                                  The Company and its Subsidiaries are and, except for any noncompliance that has been resolved or as would not reasonably be expected to individually or in the aggregate materially and adversely affect the Company and its Subsidiaries taken as a whole, have been since January 1, 2011 in compliance in all material respects with all applicable Environmental Laws.

(ii)                              The Company and its Subsidiaries have obtained and possess all Permits required under applicable Environmental Laws for their current operations and, except for any noncompliance that the Company reasonably believes has been resolved, are and have been since January 1, 2011 in compliance with all terms and conditions of such Permits, in each case, except for such failure to obtain or possess or such noncompliance that would not reasonably be expected to individually or in the aggregate materially and adversely affect the Company and its Subsidiaries taken as a whole.

(iii)                          Since January 1, 2011, the Company and its Subsidiaries have not received any written notice of violation of, written notice of liability or written information request relating to or arising under any Environmental Law, including with respect to any investigation, cleanup, removal, remediation, or remedial or corrective action related to Hazardous Materials, in each case that is unresolved, except as would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the Company and its Subsidiaries taken as a whole.

(iv)                          Neither the Company nor any of its Subsidiaries is the subject of any outstanding Order of any Governmental Entity that was issued under Environmental Laws and which requires any pending, ongoing or future costs or obligations under Environmental Laws, in each case, which would reasonably be expected to, individually or in the aggregate, materially and adversely affect the Company and its Subsidiaries taken as a whole.

(v)                              There are no unresolved Actions, Claims or written inquiries pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, in each case under Environmental Law, which, if determined adversely to the Company or any of its Subsidiaries would reasonably be expected to, individually or in the aggregate, materially and adversely affect the Company and its Subsidiaries taken as a whole.

(vi)                          Neither the Company nor any of its Subsidiaries is currently conducting or funding any investigation, cleanup, removal, remediation, or remedial or corrective action of or with respect to any Release of Hazardous Materials which would reasonably be expected to individually or in the aggregate materially and adversely affect the Company and its Subsidiaries taken as a whole.

(vii)                      Since January 1, 2011, there has been no material Release of any Hazardous Materials (A) by the Company or any of its Subsidiaries, (B) at, in, on, under, to or from any Owned Real Property or, to the Knowledge of the Company, real property that is subject to any Lease Document, (C) to the Knowledge of the Company, during the period of any of their ownership, operation or lease thereof, at, in, on, under, to or from any real property formerly owned, operated or leased by the Company or any of its Subsidiaries or (D) to the Knowledge of the Company, at, in, on, under, to or from any real property to which such Hazardous Materials were sent by the Company or its Subsidiaries, or were arranged to be sent by the Company or its Subsidiaries, for treatment, storage, disposal, recycling or other handling, that, in each case of (A), (B), (C) or (D) currently requires the Company or any of its Subsidiaries to undertake any investigation, cleanup, removal, remediation, or remedial or corrective action pursuant to Environmental Law that would reasonably be expected to individually or in the aggregate materially and adversely affect the Company and its Subsidiaries taken as a whole.

(viii)                  The Company has provided Parent with copies of any Phase I reports, in its possession, that have been generated in the past three (3) years, and that relates to the Company, any of its Subsidiaries, their businesses or their current or former owned or leased real property.

(ix)                          There are no underground storage tanks (“USTs”) operated by the Company or its Subsidiaries at any real property that is subject to any Lease Document, and there are no USTs at any of the Owned Real Property, in each case that would reasonably be expected to result in material liabilities for the Company or its Subsidiaries.

(x)                              None of the Owned Real Property or, to the Knowledge of the Company, real property that is subject to any Lease Document is (A) considered by any Governmental Entity as a Treatment, Storage, or Disposal Facility under the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., or (B) listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the Comprehensive Environmental Response Compensation and Liability Act, 42, U.S.C. 9601, et seq., or any analogous or similar federal or state list.

(xi)                          This Section 3.1(k) includes the sole and exclusive representations and warranties of the Company and its Subsidiaries relating to environmental matters, including any matter relating to any Environmental Law.

(l)                                  Taxes.

(i)                                  (A) All income and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been filed in a timely manner (within any applicable extension periods) and all such Tax Returns are true, correct and complete in all material aspects, (B) all material Taxes required to be paid with respect to the Company or any of its Subsidiaries (whether or not shown on such returns) have been timely paid in full, (C) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Financial Statements are adequate to cover all accrued and unpaid Tax liabilities of the Company and its Subsidiaries through the respective dates thereof, and (D) there exist no Liens for Taxes with respect to any of the assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(ii)                              There are no outstanding agreements or waivers extending the statutory period for assessment or collection of any Taxes of the Company or any of its Subsidiaries and no written powers of attorney with respect to any such Taxes. The time for filing any Tax Return with respect to the Company or any of its Subsidiaries has not been extended, other than any extension to which the Company or any of its Subsidiaries is entitled under applicable Law without the consent of the relevant Tax authority or Governmental Entity.

(iii)                          There are no audits, proceedings, investigations or other actions pending or threatened in writing against the Company or any of its Subsidiaries in respect of Taxes or Tax Returns. No Tax authority has asserted or threatened to assert, in each case in writing, any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the Company or any of its Subsidiaries for any taxable period for which the period of assessment or collection remains open.

(iv)                          None of the Company, the Surviving Company, or any of the Subsidiaries of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after February 28, 2013 as a result of (A) any change in method of accounting, (B) any installment sale or open transaction, (C) any prepaid amount received or paid, (D) any intercompany transactions or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or non-U.S. income tax law) or (E) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(v)                              Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or had its stock distributed by another Person, during the five—year period ending on the date hereof, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(vi)                          All material Taxes that the Company or any of its Subsidiaries was required to withhold or collect have been duly withheld or collected and have been paid to the proper Tax authority. The Company and each of its Subsidiaries have complied in all material respects with the rules and regulations relating to the withholding and remittance of Taxes.

(vii)                      Neither the Company nor any of its Subsidiaries has undergone an ownership change to which Code section 382(l)(5) applies within the past two years (in connection with the Plan of Reorganization or otherwise).

(viii)                  Neither the Company nor any of its Subsidiaries (A) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon the Surviving Company, the Company or any of its Subsidiaries after the Closing Date, (B) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than the group the common parent of which is the Company) or (C) has any liability for the Taxes of any Person (other than the Company or any Subsidiary thereof) whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreement, or otherwise.

(ix)                          Neither the Company nor any of its Subsidiaries has engaged in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4. Neither the Company nor any of its Subsidiaries has taken any reporting position on a Tax Return which reporting position (x) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law) and (y) has not adequately been disclosed on a Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local or foreign Tax Law).

(x)                              No claim involving a material amount of Tax has been made in writing by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(xi)                          Any material VAT that has been deducted by or reimbursed to the Company or any of its Subsidiaries has been deducted or reimbursed in compliance with applicable Laws.

(xii)                      The Company has validly elected to be classified as an association taxable as a corporation, and is so classified, for United States federal tax purposes.

(xiii)                  Neither the Company nor any of its Subsidiaries will have a material inclusion under Section 951 of the Code at the end of the taxable year of a controlled foreign corporation that includes the February 28, 2013 as a result of any transactions or activities occurring between the beginning of such taxable year through the February 28, 2013.

(m)                          Labor and Employment Matters.

(i)                                  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union, nor is any such agreement being negotiated as of the date of this Agreement. To the Knowledge of the Company, as of the date of this Agreement, (A) there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries, and (B) no demand for recognition as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries is pending by or on behalf of any labor or equivalent organization. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, in writing, strike, lockout or work stoppage. With respect to the Company and each of its Subsidiaries, (A) as of the date of this Agreement, no material unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened in writing, (B) no material grievance or arbitration proceeding arising under any collective bargaining agreement or other agreement with a labor union is pending or, to the Knowledge of the Company, threatened, and (C) no material Action by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the Company’s employees is pending or, to the Knowledge of the Company, threatened.

(ii)                              (A) Except as would not be material to the Company and its Subsidiaries, the Company and its Subsidiaries are in compliance in all respects with all Laws relating to the employment of labor, including those related to wages, hours, immigration and collective bargaining; (B) except as would not be material to the Company and its Subsidiaries, there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which is now pending before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any person; (C) except as would not be material to the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has misclassified any person as an independent contractor, temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee of the Company or any of its Subsidiaries (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Company Plan and (D) the consent of or consultation of any labor or trade union, works council or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated by this Agreement.

(iii)                          This Section 3.1(m) includes the sole and exclusive representations and warranties of the Company and its Subsidiaries relating to labor and employment matters.

(n)                              Intellectual Property.

(i)                                  Section 3.1(n)(i) of the Company Disclosure Letter lists all issued patents and pending patent applications, trademark registrations and applications for registrations of trademarks, and copyright registrations owned, or under a duty of assignment to, the Company or any of its Subsidiaries (collectively, the “Registered Company Intellectual Property”), in each case indicating for each the name of the owner, the application or registration number, and the date and jurisdiction of filing or issuance. All of the Registered Company Intellectual Property owned by the Company or any of its Subsidiaries is (A), subsisting and, to the Knowledge of the Company, valid and enforceable and (B) not subject to any outstanding Order (excluding any interim or non-final administrative actions or proceedings before the United States Patent and Trademark Office or any foreign counterpart thereof), adversely affecting the Company’s or its Subsidiaries’ rights in and to such Registered Company Intellectual Property in any material respect. The Company or a Subsidiary exclusively owns, free of all Liens (other than Permitted Liens), all Registered Company Intellectual Property and owns or, to the Knowledge of the Company, possesses the right to use, all other Intellectual Property used in and material to the business of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”).

(ii)                              To the Knowledge of the Company, the Company’s and its Subsidiaries’ businesses as presently conducted do not infringe or, misappropriate the Intellectual Property rights of any third party. There are no material Actions before any Governmental Entity or any arbitrator against the Company or any of its Subsidiaries alleging infringement or misappropriation of any Person’s Intellectual Property rights by the Company or any of its Subsidiaries. To the Knowledge of the Company, there is no material infringement or misappropriation of the Company Intellectual Property rights owned by the Company or any of its Subsidiaries by any other Person.

(iii)                          The Company and its Subsidiaries have taken commercially reasonable measures to maintain and protect the material Company Intellectual Property owned by the Company or its Subsidiaries, including taking reasonable measures to maintain the confidentiality and value of all material confidential information used or held for use in the operation of business of the Company and its Subsidiaries.

(iv)                          To the Knowledge of the Company, no employee, contractor or agent of the Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Company Intellectual Property in any material respect.

(v)                              In the past two (2) years, no university, military, educational institution, research center or Governmental Entity has funded or sponsored research and development conducted in connection with the business of the Company and its Subsidiaries which has any claim of right to, ownership of or other Lien on any Company Intellectual Property.

(o)                              Insurance. The Company and its Subsidiaries maintain property, workers’ compensation, general liability, environmental, directors’ and officers’ liability, fiduciary, aviation, business interruption, employment practices liability and other insurance policies (“Company Insurance Policies”) in such amounts, with such deductibles and against such risks and losses as the Company determines are reasonable for the assets of the Company and its Subsidiaries and the conduct of their businesses. The Company Insurance Policies are in full force and effect and all premiums due with respect to all such insurance policies have been paid. The Company and its Subsidiaries have not received written notice of cancellation or termination of (other than in connection with normal renewals) any such Company Insurance Policies.

(p)                              Property.

(i)                                  Section 3.1(p) of the Company Disclosure Letter sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (A) the Company or one of its Subsidiaries will have good and marketable fee simple title to such Owned Real Property, free and clear of all Liens (other than Permitted Liens) as of the Closing Date, (B) neither the Company or nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and (C) other than the right of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii)                              Section 3.1(p) of the Company Disclosure Letter sets forth a true and complete list of all leases and subleases relating to real property entered into by the Company or any of its Subsidiaries pursuant to which the annual rent is in excess of $100,000 (the “Lease Documents”), the street address of each such parcel, and the identity of the lessor, lessee and current occupant of each such property. The Company has provided Parent true and complete copies of all Lease Documents (other than immaterial amendments, supplements, notices and similar ancillary documents relating to such Lease Documents). Each Lease Document applicable to property located within the United States is a valid and binding obligation on the Company or Subsidiary party thereto and is enforceable and in full force and effect in accordance with its terms, subject to proper authorization and execution of such Lease Document by the other party thereto and the application of the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries is in material default or material breach of any such Lease Document, and, to the Company’s Knowledge, no event has occurred which, with notice, lapse of time or both, would constitute a material default or material breach of any such Lease Document by any of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise of, any option right of first offer or right of first refusal contained in any such Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation other than any renewal or extension in the ordinary course of business. The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in any material breach or violation of, or constitute a material default (or an event which with notice or lapse of time or both would become a material default), prevent assignment or give rise to any right of termination, cancellation, amendment or acceleration of, any Lease Documents.

(iii)                          Except for assets disposed of by the Company or its Subsidiaries in the ordinary course of business since the date of the Latest Balance Sheet or as contemplated by this Agreement, the Company or one of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases of, all of the material tangible personal property shown to be owned or leased by it on the Latest Balance Sheet or acquired after the date thereof, free and clear of all Liens, other than Permitted Liens.

(q)                              Contracts.

(i)                                  Except for this Agreement and any agreements entered into on the date hereof in connection with this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any Contract as of the date of this Agreement:

(A)                          that prohibits the Company or any of its Subsidiaries from competing with any Person or from engaging in any line of business or activity in any geographic area;

(B)                           that contains an obligation, or a put, call or similar right, pursuant to which the Company or any of its Subsidiaries is required to purchase or sell, as applicable, any equity interests of any Person or assets;

(C)                           that grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material asset of the Company or its Subsidiaries;

(D)                          (i) that was entered into since February 28, 2013, for the disposition, directly or indirectly (by merger or otherwise), of material assets or capital stock or other equity interests of any Person, other than sales of Inventory in the ordinary course of business, or (ii) that was entered into since February 28,

2013, for the acquisition, directly or indirectly, of any business or businesses of any Person;

(E)                            that relates to or evidences Indebtedness, but excluding (i) such Contracts between wholly-owned Subsidiaries of the Company (or between a wholly-owned Subsidiary of the Company and the Company) and (ii) advances to employees for business expenses in the ordinary course of business;

(F)                             under which any Person (other than the Subsidiaries of the Company) has directly or indirectly guaranteed or assumed Indebtedness of the Company or its Subsidiaries;

(G)                          that is (i) a license agreement pursuant to which the Company or any of its Subsidiaries is licensed by a third party to use any Intellectual Property for which the Company or any of its Subsidiaries has made aggregate payments in excess of $1,000,000 since January 1, 2013 (other than licenses of commercially available software or any software licensed pursuant to a software “shrink wrap,” “click wrap,” or “click-through” license) or (ii) an agreement pursuant to which a third party has licensed any material Intellectual Property owned or purported to be owned by, or under a duty of assignment to, the Company or any of its Subsidiaries (other than non-exclusive licenses in the ordinary course of business);

(H)                          pursuant to which the Company or its Subsidiaries is the lessee of, holds or uses, in each case outside of the ordinary course of business, equipment or other tangible personal property owned by any third party for an annual rent in excess of $50,000;

(I)                                that obligates the Company or any of its Subsidiaries to make any capital investment or capital expenditure not contemplated by the five-year plan set forth in Section 4.1(a)(xiv) of the Company Disclosure Letter and in an amount in excess of $250,000 individually or $5,000,000 in the aggregate;

(J)                                under which any Person has an exclusive right to purchase products or services from the Company or any of its Subsidiaries;

(K)                          that is a joint venture under which the Company or any of its Subsidiaries is obligated to manufacture, produce, develop, or service any existing or new product line with any Person;

(L)                            that is a collective bargaining agreement or Contract with any union to which the Company or any Subsidiary of the Company is a party;

(M)                        that is an employment agreement or Contract with an independent contractor or consultant (or similar arrangements) that provides for annual amounts payable to such independent contractor or consultant in excess of $100,000 to which the Company or any Subsidiary is a party and which is not cancellable without material penalty or without more than 90 days’ notice;

(N)                          that provides for total annual base salary in excess of $200,000 per year for any employee, officer, director or independent contractor or consultant of the Company or any of its Subsidiaries;

(O)                          that is for goods purchased by or services rendered to customers of the Company and its Subsidiaries in respect of the nine-month period ended September 30, 2013 and in an amount in excess of $10,000,000; or

(P)                             excluding the types of Contracts described in clauses (A) through (O) and excluding Government Contracts, that is not otherwise disclosed pursuant to this Section 3.1(q) and generated annual revenue or involved payments or consideration to the Company in excess of $2,000,000 for the nine-month period from January 1, 2013 through September 30, 2013 (each Contract described in clauses (A) through (O) in effect as of the date of this Agreement is referred to herein as a “Company Material Contract”).

(ii)                              The Company has made available to Parent correct and complete copies of each Company Material Contract (or form thereof), other than (x) any Company Material Contract that is subject to confidentiality restrictions and (y) any immaterial amendments, supplements, notices, statements of work or similar ancillary documents related to a Company Material Contracts. Each of the Company Material Contracts is valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and is enforceable against the Company and each of its Subsidiaries that is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, in each case subject to the Bankruptcy and Equity Exception and except where any such failure to be valid and binding or to be in full force and effect would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the Company and its Subsidiaries taken as a whole. There is no material default under any Company Material Contract by the Company or any of its Subsidiaries that is a party thereto, and no event has occurred that with notice or lapse of time or both would constitute a material default thereunder by the Company or any of its Subsidiaries that is a party thereto, and neither the Company nor any of its Subsidiaries has received notice of any such default or event, or of any alleged default or of any termination or non-renewal of any Company Material Contract.

(r)                                 Brokers and Finders. Other than Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC, neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement.

(s)                                Affiliate Contracts. Neither the Company nor any of its Subsidiaries is party to any Contract with any of the Company’s or its Subsidiaries’ respective directors, officers or Affiliates that involves annual payments to or from the Company and its Subsidiaries in an amount in excess of $100,000, except for Contracts (i) providing for employment arrangements, including the Company Plans, employment agreements, incentive compensation and equity arrangements, or (ii) entered into in the ordinary course of business on terms no less favorable to the Company or its applicable Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not a director, officer or Affiliate of the Company or any of its Subsidiaries.

(t)                                 Anti-Bribery Compliance. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, or third party intermediary acting on behalf of the Company or any of its Subsidiaries has: (i) in violation of applicable Law, provided, offered, gifted or promised, directly or indirectly, anything of value to any Government Official, political party or candidate for government office, nor provided or promised anything of value to any other Person for the purpose of (A) influencing any act or decision of such official, party or candidate in his or her official capacity, inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the benefit of the Company or its Subsidiaries or (B) inducing such official, party or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist the Company or its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person; or (ii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or similar applicable Laws.

(u)                              Government Contracts.

(i)                                  Set forth in Section 3.1(u)(i) of the Company Disclosure Letter is a list of each Government Contract that generates annual revenue in excess of $20,000,000, the period of performance for which has not expired (other than task and delivery orders). Set forth in Section 3.1(u)(i) of the Company Disclosure Letter is a list of each outstanding Government Bid that is a binding offer that will result in a Government Contract that would generate annual revenue in excess of $20,000,000 and has not been accepted or rejected.

(ii)                              With respect to each Government Contract: (A) each such Government Contract is binding on the Company or its Subsidiary, as applicable, and is in full force and effect; and is enforceable against the Company and each of its Subsidiaries that is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, in each case subject to the Bankruptcy and Equity Exception, (B) the Company and its Subsidiaries have complied in all material respects with all terms and conditions of such Government Contract, including all clauses, provisions, representations, certifications and requirements incorporated expressly by reference therein, and all requirements thereunder relating to the safeguarding of, and access to, classified information, and there is no material default under any Government Contract by the Company or any of its Subsidiaries that is a party thereto, (C) neither any Governmental Entity nor any prime contractor has notified the Company or any of its Subsidiaries in writing that any of them have breached or violated in any material respect any Law or certification or representation of such Government Contract, and (D) neither the Company nor any of its Subsidiaries has received any written notice of termination for default, cure notice or show cause notice pertaining to such Government Contract, except, in each case of clauses (A) through (D), as would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the Company and its Subsidiaries taken as a whole.

(v)                              Vendors. Section 3.1(v) of the Company Disclosure Letter contains a list of the top ten (10) vendors, subcontractors or suppliers of the Company and its Subsidiaries on the basis of amounts paid by the Company and its Subsidiaries for goods provided or services rendered for the nine-month period ended September 30, 2013, excluding any bankruptcy advisors (the “Material Vendors”) and the amount for which the Company and such Subsidiary has paid the supplier during such period. Since February 28, 2013 through the date of this Agreement, no Material Vendor has cancelled, terminated or materially and adversely modified, or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely modify its relationship with any of the Company or its Subsidiaries.

(w)                          Product Warranties; Regulatory Compliance Regarding Products. The Company has made available to Parent copies of the current form of all material, standard forms of warranties applicable to the Products of the Company and its Subsidiaries.

(x)                              Inventory. All Inventory of the Company and its Subsidiaries reflected on the Financial Statements, is net of reserves for excess, obsolete and other valuation adjustments, and consists of raw materials, work in process, and finished goods. The Inventory (i) is valued on the Financial Statements at the lower of cost or net realizable value and (ii) since the date of the Latest Balance Sheet, has been maintained in the ordinary course of business consistent with past practice. All reserves for any obsolete and slow moving items have been established in accordance with GAAP as of the date hereof, and there has been no material adverse change in such reserves or the valuation of the Inventory since the date of the Latest Balance Sheet.

(y)                              Receivables. Section 3.1(y) of the Company Disclosure Letter contains a list of the Receivables as of the date of the Latest Balance Sheet that as of such date had been outstanding for more than 120 days. Except to the extent, if any, reserved for on the Financial Statements, all Receivables reflected on the Financial Statements constitute or will constitute, as the case may be, only valid, claims of the Company or a Subsidiary of the Company not subject to valid claims of setoff or other defenses or counterclaims other than normal discounts in the ordinary course of business consistent with past practice.

(z)                               Trust Agreement. The Company is not prohibited under the Plan of Reorganization from forming and operating the Trust as described in this Agreement and the Trust Agreement.

(aa)                        Fairness Opinion. The Company Board has received the opinion of Credit Suisse Securities (USA) LLC to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be received by the holders of Units in the Intermediate Merger and the Merger taken together as a single, unitary transaction is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.

(bb)                      Transaction Expenses. Section 3.1(bb) of the Company Disclosure Letter sets forth the good faith estimate of the Company of all costs and expenses of the Company’s financial advisors in connection with the Merger and the other transactions contemplated by this Agreement.

(cc)                        NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 3.1, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY

OF ITS BUSINESSES OR ITS ASSETS, INCLUDING WITH RESPECT TO ANY INFORMATION PROVIDED OR MADE AVAILABLE TO PARENT OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON (INCLUDING IN CERTAIN “DATA ROOMS,” CONFIDENTIAL INFORMATION MEMORANDA, MANAGEMENT PRESENTATIONS OR DUE DILIGENCE DISCUSSIONS IN ANTICIPATION OR CONTEMPLATION OF ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT), AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR THEN PRESENT CONDITION.

Section 3.2                       Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Parent Disclosure Letter to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub each hereby represent and warrant to the Company as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty, expressly speaks as of another date, in which case, such representation and warranty shall be true and correct only as of such other date) that:

(a)                               Organization, Good Standing and Qualification. Each of Parent and Merger Sub (i) is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business as presently conducted requires such qualification, except, in the case of clauses (ii) and (iii) of this sentence, where the failure to be so qualified or in good standing or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws or comparable formation and governing documents of each of Parent and Merger Sub, each as amended on the date of this Agreement, and each as so made available is in full force and effect.

(b)                              Corporate Authority. The board of directors of Parent and the sole member of Merger Sub has approved this Agreement, the Merger and the other transactions contemplated hereby. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement (other than approval of this Agreement by Parent as the sole unit holder of Merger Sub, which approval will occur immediately following the execution of this Agreement) and to consummate the Merger. This

Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the valid authorization, execution and delivery of this Agreement by the other Parties, constitutes a legal, valid and binding agreement of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)                               Governmental Filings; No Violations; Etc.

(i)                                  Except for (A) compliance with, and filings under, the HSR Act, (B) the filing of the Delaware Certificate of Merger and other appropriate merger documents required by the LLCA with the Secretary of State of the State of Delaware, (C) compliance with and filings under ITAR, and (D) such other items as disclosed in Section 3.2(c)(i) of the Parent Disclosure Letter (the items set forth above in clauses (A), (B) and (C), the “Parent Required Governmental Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the Merger and the other transactions contemplated by this Agreement, other than such items that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii)                              The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the respective certificates of incorporation, bylaws or comparable governing documents of Parent or Merger Sub, (B) any breach or violation of, or a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is party, (C) the creation of any Lien (other than Permitted Liens) on Parent or Merger Sub or any of their properties, rights or assets, or (D) assuming compliance with the matters referred to in Section 3.2(c)(i), under any Law or Order to which Parent or Merger Sub or any of their respective properties or assets is subject, except, in the case of clauses (B), (C) and (D) of this sentence, where such breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)                             Litigation. There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

(e)                               Sufficient Funds. As of the date of this Agreement, Parent has sufficient funds available, and, at the Closing, Parent will have sufficient funds available to satisfy its obligations under this Agreement, including to pay at the Closing (i) the aggregate amounts required to be paid pursuant to Section 2.2(c), (ii) any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Company in connection with the Merger and the transactions contemplated by this Agreement and (iii) any repayment of any outstanding Indebtedness of the Company and its Subsidiaries.

(f)                                Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are, and at the Effective Time will be, owned by Parent, free and clear of all Liens. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person may acquire any equity security of Merger Sub.

(g)                              Brokers. Other than J.P. Morgan Securities LLC, no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

(h)          Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts, judgments, opinions and other forward-looking information, as well as certain business plan and cost related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations (including any estimates, projections, forecasts, judgments, opinions or other forward-looking information, business plans, cost-related plans or other material provided or made available to Parent, Merger Sub or any other Person in certain “data rooms,” confidential information memoranda, management presentations or due diligence discussions in anticipation or contemplation of any of the transactions contemplated by this Agreement). Parent and Merger Sub hereby acknowledge that (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, judgments, opinions and other forward-looking statements, as well as in such business plans and cost related plans, with which Parent and Merger Sub are familiar, (ii) Parent and Merger Sub are taking full responsibility for making, and are relying solely on, their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, judgments, opinions and other forward-looking information, as well as such business plans and cost related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, judgments, opinions, forward-looking information, business plans or cost-related plans) and (iii) other than in the case of fraud or intentional misrepresentation, Parent and Merger Sub will have no claim against the Company, any of its Subsidiaries, or any of their respective equityholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that (A) none of the Company, any of its Subsidiaries, or any of their respective equityholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, judgments, opinions, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, judgments, opinions, forward-looking statements, business plans or cost-related plans) and (B) neither the Company nor any of its Subsidiaries, nor any of their respective equityholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any other Person, or the use by Parent, Merger Sub or any other Person, of any such estimates, projections, forecasts, judgments, opinions, forward-looking statements, business plans or cost-related plans provided or made available to them by the Company or any of its Subsidiaries, or any of their respective equityholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person.

ARTICLE IV

COVENANTS

Section 4.1                       Interim Operations.

(a)                               From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (w) as set forth in Section 4.1(a) of the Company Disclosure Letter, (x) as otherwise expressly contemplated or permitted by this Agreement, (y) to the extent consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (z) as required by applicable Law or by a Governmental Entity or by any Company Material Contract in effect as of the date of this Agreement, the Company shall use reasonable best efforts to cause the business of it and its Subsidiaries to be conducted in the ordinary course of business and, to the extent consistent therewith, it shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to preserve their business organizations intact and maintain their existing relationships with Governmental Entities, customers, suppliers, distributors and employees. Notwithstanding the generality of the foregoing, and subject to the exceptions set forth in clauses (w), (x), (y) and (z) of the immediately preceding sentence, the Company shall not and shall not permit its Subsidiaries to:

(i)                                  other than in connection with the Intermediate Merger, amend the Operating Agreement or the certificate of incorporation, bylaws or comparable formation or governing documents of the Company or any of the Company’s Subsidiaries;

(ii)                              acquire (whether by merger, consolidation or acquisition of stock or assets or any other business combination) (A) any Person or any division thereof or equity outside the ordinary course of business from any other Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) or (B) any assets (other than in the ordinary course of business and consistent with past practice), in the case of (B) with a value or purchase price in excess of $250,000 individually;

(iii)                          other than in connection with the Intermediate Merger, merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries, except for any such transactions among wholly-owned Subsidiaries of the Company;

(iv)                          issue, sell, pledge, dispose of or encumber any limited liability company interests or equity interests or options, warrants or other securities, commitments or rights convertible, exchangeable or exercisable therefor (collectively, “Equity Interests”) of the Company or any of its Subsidiaries, except issuances or dispositions of (A) Units pursuant to Company Options outstanding on the date of this Agreement (or which become outstanding after the date of this Agreement in accordance with this Section 4.1(a)) under the Management Equity Plan, (B) any capital stock of any of the Company’s Subsidiaries to the Company or any other of its direct or indirect wholly-owned Subsidiaries, (C) Units, Restricted Units, Phantom Units, Residual Units, Company Options and/or rights to acquire Units in connection with grants or awards of stock-based compensation made in compliance with Section 4.1(a)(x) hereof or (D) Units as required by the Plan of Reorganization;

(v)                              split, combine, subdivide or reclassify any of the Equity Interests of the Company;

(vi)                          declare, set aside, establish a record date for, or pay any dividends on or make any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of any of the Equity Interests of the Company or its Subsidiaries, other than any dividends from any wholly-owned Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company;

(vii)                      repurchase, redeem or otherwise acquire any of the Equity Interests of the Company, except for redemptions, purchases or acquisitions pursuant to the exercise or settlement of Company Options, Restricted Units, Phantom Units, employee severance, retention, termination, change of control and other contractual rights existing on the date of this Agreement on the terms in effect on the date of this Agreement (excluding, for the avoidance of doubt, the Call Option under the PBGC Call Agreement);

(viii)                  incur, or modify in any material respect the terms of, any material Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person (other than the Subsidiaries of the Company) (in each case, for the avoidance of doubt, excluding trade payables, capitalized lease obligations, or obligations issued or assumed as consideration for services or property, including inventory), except for (A) Indebtedness incurred under the Credit Facilities) in the ordinary course of business for working capital purposes, (B) letters of credit issued pursuant to (or guarantees permitted by) the Credit Facilities or otherwise issued in the ordinary course of business, (C) draws on the ABL Revolver in accordance with the terms thereof, or (D) interest rate and other hedging arrangements on customary commercial terms in the ordinary course of business;

(ix)                          grant any Lien on any assets that are material to the Company and its Subsidiaries taken as a whole, other than Permitted Liens;

(x)                              except as required pursuant to Company Plans in effect prior to the date of this Agreement, or as otherwise required by applicable Law or this Agreement, (A) grant any severance or termination payments or benefits to any Employee of the Company or any of its Subsidiaries, except, in the case of employees who are not executive officers, in the ordinary course of business, (B) materially increase the compensation, bonus or pensions or welfare benefits of any employee, except, in the case of employees who are not executive officers of the Company, in the ordinary course of business, (C) make any new equity awards to any Employee of the Company or any of its Subsidiaries, other than (1) grants of Residual Units, (2) new equity awards made in the ordinary course of business to any Employee hired or engaged by the Company or any of its Subsidiaries after the date hereof and (3) to the extent set forth in Section 4.1(a)(x) of the Company Disclosure Letter, annual 2014 grants of Phantom Units, Restricted Units and Company Options to directors as required by the Director Equity Plan or the

Management Equity Plan, as applicable, or (D) terminate or materially amend any Company Plan or establish or adopt any plan that would have been a Company Plan if it had been in effect as of the date hereof;

(xi)                          except as required by GAAP, a Governmental Entity or applicable Law, make any material changes to accounting policies or principles;

(xii)                      other than (A) in the ordinary course of business and consistent with past practice, or (B) as otherwise contemplated or permitted by this Section 4.1, (1) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or (2) terminate, consent to the termination of, materially amend or waive any material rights under any Company Material Contract in a manner materially adverse to the Company and its Subsidiaries excluding any termination due to expiration of such Company Material Contract in accordance with the terms of such Company Material Contract; provided in each case that the Company and its Subsidiaries shall be permitted to renew or replace any Company Material Contract with one or more Contracts on substantially similar terms;

(xiii)                  transfer, sell, lease, license, assign or otherwise dispose of any material assets or businesses of the Company and its Subsidiaries taken as a whole, including Equity Interests of any of its Subsidiaries, other than (A) as may be permitted pursuant to this Section 4.1(a), (B) in the ordinary course of business and in a manner consistent with past practice, (C) pursuant to Contracts in effect prior to the date of this Agreement, true and complete copies of which have been provided to Parent (except to the extent such agreements are subject to confidentiality restrictions), (D) pursuant to transactions solely among the Company and/or any of its Subsidiaries or (E) pursuant to licenses or sublicenses of Intellectual Property granted in the ordinary course of business;

(xiv)                  except for the expenditures contemplated by the five-year plan set forth in Section 4.1(a)(xiv) of the Company Disclosure Letter, make or authorize any binding capital expenditures in excess of $5,000,000 in the aggregate;

(xv)                      compromise, settle or agree to settle any claims (A) involving amounts in excess of $1,000,000 individually or $3,000,000 in the aggregate that are not covered by insurance, or (B) that would impose any material non-monetary obligations on the Company or its Subsidiaries that would continue after the Effective Time;

(xvi)                  enter into any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xvii)              make, revoke, adopt, file or change any Tax election, any annual Tax accounting period, any method of Tax accounting, any income Tax Returns, surrender any claims for Tax refunds, amend any Tax Returns, enter into, revoke or amend a closing agreement, settle any Tax claim, audit or assessment, extend any statute of limitations with respect to Tax matters or any right to claim a refund, or surrender any offset or other reduction in Tax liability;

(xviii)          propose, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except in accordance with the Plan of Reorganization;

(xix)                  fail to maintain insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the Company’s and its Subsidiaries’ past practice in the ordinary course of business;

(xx)                      make any capital investment in or loan to any Person (other than the Company or any of its Subsidiaries);

(xxi)                  pay any management, monitoring or other shareholder fees or payments of a similar nature to or for the benefit of any Member or any Affiliate of any Member (other than the Company or any of its Subsidiaries); or

(xxii)              announce an intention to enter into any agreement, or otherwise make a commitment, to do any of the foregoing prohibited actions.

(b)                              Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ respective operations.

Section 4.2                       Acquisition Proposals.

(a)                               Subject to Section 4.2(b) and Section 4.2(c), at all times during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall not, shall cause its Subsidiaries, directors and officers to not, and shall instruct its other Representatives and the Unit holders named on Section 4.2(a) of the Company Disclosure Letter to not (i) solicit, initiate, propose or knowingly encourage (including by way of furnishing nonpublic information) or take any other action to facilitate any inquiries or the making of any proposal or offer (including any proposal or offer to the Members) that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent, Merger Sub or their respective Representatives or the Company’s Representatives) any information or data relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (iii) agree to, approve, endorse, recommend, consummate or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (iv) resolve, propose or agree, or authorize any of its Representatives, to do any of the foregoing. The Company acknowledges and agrees that the doing of any of the foregoing by any of its Subsidiaries shall be deemed to be a breach by the Company of this Section 4.2(a). The Company shall, shall cause its Subsidiaries, directors and officers to, and shall instruct its other Representatives to, immediately cease and cause to be terminated any and all discussions and negotiations with any Person with respect to any Acquisition Proposal, and shall deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date hereof. The Company shall not, and shall not permit any Subsidiary of the Company to, release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and the Company shall, to the extent possible, promptly take all steps necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality or standstill agreement; provided that the Company Board may provide such release or waiver to make an acquisition proposal if it first determines in good faith, after consultation with outside legal counsel, that the failure to grant such consent or authorization would be inconsistent with the Company Board’s fiduciary duties under applicable Law (including, for the avoidance of doubt, Section 3.10(a) of the Operating Agreement). The Company shall as promptly as reasonably practicable request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any of its Subsidiaries, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement.

(b)

(i)                                  Notwithstanding the provisions of Section 4.2(a), Section 4.2(b)(i) or anything else in this Agreement to the contrary, at any time prior to the end of the Minimum Waiting Period, the Company may (subject to compliance with this Section 4.2(b)(i)), in response to an inquiry regarding or constituting an Acquisition Proposal from any Person that the Company Board determines in good faith is reasonably capable of making a bona fide Acquisition Proposal, provide a copy of the Confidential Information Memorandum to such Person pursuant to a Qualifying Confidentiality Agreement; provided that the foregoing shall not permit the Company to furnish additional confidential information with respect to the Company and its Subsidiaries or participate in discussions and negotiations with such Person except in compliance with Section 4.2(b)(i); provided further that the Company shall have provided written notice to Parent of its intent to furnish a copy of the Confidential Information Memorandum to such Person, such notice to include the identity of such Person.

(ii)                              Notwithstanding the provisions of Section 4.2(a) or Section 4.2(b)(i) or anything else in this Agreement to the contrary, at any time prior to the end of the Minimum Waiting Period, the Company may, subject to compliance with this Section 4.2(b)(i), in response to an unsolicited, bona fide written Acquisition Proposal from any Person after the date of this Agreement that did not arise from a breach by the Company, or any of its Subsidiaries, officers, directors or employees of this Section 4.2 that the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, constitutes or may reasonably be expected to lead to a Superior Proposal, and after the Company Board having determined in good faith, after consultation with outside legal counsel, that failure to take the following actions would be inconsistent with the Company Board’s fiduciary duties under applicable Law (including, for the avoidance of doubt, Section 3.10(a) of the Operating Agreement), (A) furnish confidential information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and such Person’s Representatives) pursuant to a customary standstill and confidentiality agreement (which need not restrict such Person from making a confidential Acquisition Proposal to the

Company Board but which shall not include any provision granting such Person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) on terms no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement (a “Qualifying Confidentiality Agreement”); provided, that the Company shall have provided written notice to Parent of its intent to furnish information or enter into discussions with such Person prior to first (with respect to such Person) taking any such action; provided further that the Company shall simultaneously make available to Parent any information concerning the Company and its Subsidiaries that is provided to any Person making such Acquisition Proposal that is given such access and which information was not previously made available to Parent or its Representatives and (B) participate in discussions and negotiations with the Person making such unsolicited bona fide written Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal. Notwithstanding the foregoing, the Company shall not provide or be required to provide any commercially sensitive non-public information to any competitor in connection with the actions permitted or required by clause (A) of this Section 4.2(b)(i), except in a manner consistent with the Company’s past practices in dealing with the disclosure of such information in the context of considering Acquisition Proposals prior to the date of this Agreement.

(iii)                          The Company shall, as promptly as reasonably practicable (and in any event, within twenty-four (24) hours), advise Parent orally and in writing of the receipt of any proposals, inquiries or offers with respect to an Acquisition Proposal after the date of this Agreement, including any request for discussions or negotiations and any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries. Such notice shall indicate the material terms and conditions of any such Acquisition Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and the identity of the Person or group of Persons making any such Acquisition Proposal. The Company shall keep Parent reasonably informed of the status of any such discussions or negotiations, and material details of any such Acquisition Proposal and provide Parent with any documents describing or evidencing any such Acquisition Proposal sent by or provided to the Company or any of its Subsidiaries or Representatives as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt or delivery thereof). The Company shall provide Parent with at least twenty-four (24) hours prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any proposal, inquiry, offer or request with respect thereto (or any lesser advance notice otherwise provided to members of the Company Board in respect of such meeting).

(c)

(i)                                  The Company Board and each committee thereof shall not (A) withhold, withdraw, qualify, amend or modify in any manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify, amend or modify, the Company Recommendation with respect to this Agreement or the Merger or resolve or agree to take any such action or make any public statement inconsistent with the Company Recommendation, (B) recommend, adopt or approve any Acquisition Proposal, or propose publicly or otherwise to recommend, adopt or approve any Acquisition Proposal or resolve or agree to take any such action, (C) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other similar agreement providing for an Acquisition Proposal (other than a Qualifying Confidentiality Agreement) or (D) (x) fail to publicly recommend against any Acquisition Proposal or (y) fail to publicly reaffirm the Company Recommendation, in the case of each of clause (x) and (y), within five (5) Business Days after Parent so requests in writing, which request may be made only once (any action described in clauses (A) through (D) referred to herein as a “Change of Recommendation”).

(ii)                              Notwithstanding this Section 4.2(c) or anything else in this Agreement to the contrary, the Company Board may (1) at any time prior to the expiration of the Minimum Waiting Period, in response to an Intervening Event, take or fail to take, as applicable, the actions specified in clauses (A) or (D) of Section 4.2(c)(i) (an “Intervening Event Change of Recommendation”) if the Company Board determines in good faith, after consultation with its outside counsel, that it is required to do so in order to comply with its fiduciary duties under applicable Law (including, for the avoidance of doubt, Section 3.10(a) of the Operating Agreement) or (2) at any time prior to the expiration of the Minimum Waiting Period, in response to an unsolicited bona fide written Acquisition Proposal from any Person that did not arise from any breach of this Section 4.2 by the Company, or any of its Subsidiaries, officers, directors or employees, that is not withdrawn and that the Company Board concludes in good faith, after consultation with an independent financial advisor and outside legal counsel, constitutes a Superior Proposal, terminate this Agreement pursuant to Section 7.3(a) in order to cause the Company to enter into a definitive agreement providing for a Superior Proposal; provided that (x) no Intervening Event Change of Recommendation may be made and (y) the Company shall not exercise its right to terminate this Agreement pursuant to Section 7.3(a) until after (A) the period of five (5) Business Days or, in the case of a material revision to an Acquisition Proposal with respect to which prior written notice to Parent has been provided, the period shall be three (3) Business Days (the “Notice Period”) following Parent’s receipt of written notice from the Company advising Parent, in the case of clause (x) above, of the reasons for such Intervening Event Change of Recommendation, including a description of the Intervening Event in reasonable detail, and, in the case of clause (y) above, that the Company Board has received a Superior Proposal (or any material modification of a Superior Proposal), specifying the information required to be include in any notice required to be delivered to Parent under Section 4.2(b)(iii) and stating that the Company Board has resolved to exercise its right to terminate this Agreement pursuant to Section 7.3(a) (such notice, a “Match Notice”) (B) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Intervening Event would cease to necessitate an Intervening Event Change of Recommendation or such Acquisition Proposal would cease to constitute a Superior Proposal; provided that, in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 4.2 (including this Section 4.2(c)(ii)) with respect to such new written notice and the revised Superior Proposal contemplated thereby; (C) (1)

with respect to clause (x) above, a determination by the Company Board that the Intervening Event described in such written notice continues to necessitate an Intervening Event Change of Recommendation and (2) with respect to clause (y) above, a determination by the Company Board that the Acquisition Proposal described in such written notice constitutes a Superior Proposal, in the case of clauses (1) and (2) above after taking into account any changes to this Agreement proposed by Parent during such Notice Period and (D) in the event of a termination of this Agreement pursuant to the foregoing subclause (c)(ii), the Company shall have paid the Termination Fee pursuant to Section 7.5 to Parent prior to or concurrently with such termination.

(d)                             Nothing contained in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law, including taking and disclosing to its Members a position contemplated by Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Members) or (ii) making accurate disclosure to the Members of any factual information regarding the business, financial condition or results of operations of the Company, Parent or Merger Sub or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal (and no such disclosure shall be deemed to be a Change of Recommendation); provided, however, that the Company Board or any committee thereof shall not make a Change of Recommendation except in accordance with Section 4.2(c)(ii).

Section 4.3                       Information Statement.

As soon as practicable (and in any event within fifteen (15) Business Days) after the execution of this Agreement, the Company shall distribute, by upload to the secure website maintained for the benefit of holders of Units, to its Members, as appropriate, an information statement and other appropriate documents (including a copy of this Agreement) which contain, subject to Section 4.2, the Company Recommendation (such information statement and other documents, including any amendments or supplements thereto, in each case in the form or forms mailed or delivered to the Members, collectively, the “Information Statement”) if required in connection with obtaining Member Proxies representing the Company Requisite Approval, which Information Statement shall comply with applicable Laws. If the Company distributes the Information Statement, whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in preparing and distributing to the Members such amendment or supplement (to the extent necessary or appropriate, in the good faith judgment of the Company). Each of Parent and Merger Sub shall use its reasonable best efforts to cooperate with the Company in connection with the preparation and distribution of the Information Statement, including furnishing as promptly as reasonably practicable to the Company any and all information relating to it as the Company may reasonably request. The Company shall deliver to the Members a notice of the Record Date for acting by written consent and any other notices in connection with the Intermediate Merger and the Merger as required by the Operating Agreement. Parent agrees that on the Record Date, it will, pursuant to the Member Proxies, consent in writing to approve this Agreement and the transactions contemplated hereby.

Section 4.4                       Filings; Other Actions; Notification.

(a)                               Cooperation. Subject to the terms and conditions set forth in this Agreement, including Section 4.3 and Section 4.4(d), the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary to be obtained from any Governmental Entity in order to consummate the Merger and the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in the Information Statement or any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b)                              Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and Members or equityholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Information Statement or any statement, filing, notice or application made (or to be made) by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, including under the HSR Act and any other Antitrust Law. Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations pursuant to, Section 4.4(a) and Section 4.4(d), the Company and Parent may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 4.4(b) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 4.4, materials provided to the other Party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

(c)                               Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to consents, clearances, approvals or authorizations of any Governmental Entity of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Affiliates, from any Governmental Entity with respect to such consents, clearances, approvals or authorizations. Neither the Company nor Parent shall permit any of its Affiliates, officers or any other Representatives to participate in any meeting or substantive discussion with any Governmental Entity in respect of any consents, clearances, approvals, authorizations, filings, investigation or other inquiry with respect to the Merger or the other transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(d)                             Antitrust Matters.

(i)                                  Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 4.4, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to take or cause to be taken the following actions:

(A)                          as soon as reasonably practicable, (1) and in any event, no later than ten (10) Business Days following the date of this Agreement, to file the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act (which filing, including the exhibits thereto, shall not be shared or otherwise disclosed to the other Parties except to outside counsel of each Party) for each of Parent and the Company, in each case, requesting early termination of the waiting period with respect to the Merger and (2) to file any notification or other form necessary to obtain any consents, clearances or approvals required under or in connection with any other Antitrust Law;

(B)                           to promptly provide to each and every supranational, national, federal, state, provincial or local Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) non-privileged information and documents requested by any such Governmental Antitrust Entity in connection with obtaining any such consent, clearance, approval, or authorization of such Governmental Antitrust Entity that is necessary, proper or advisable to permit consummation of the Merger and the other transactions contemplated hereby; and

(C)                           to refrain from entering into any agreement, arrangement or other understanding to acquire any assets, or properties or business that would prevent or materially delay receipt of any Company Required Governmental Approvals or Parent Required Governmental Approvals or prevent, materially delay or materially impede the Closing.

(ii)                              In addition to the foregoing, Parent shall take, and cause its Subsidiaries to take, any and all actions necessary (including the payment of all filing fees of all Parties) to make any filings (including promptly complying with or modifying any requests for additional information, including any second request, by any Governmental Entity) and Parent shall, and shall cause its Subsidiaries to, and the Company shall and shall cause its Subsidiaries to, use reasonable best efforts to obtain any consents, clearances, approvals or authorizations required under or in connection with any Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to enable the consummation of the Merger and the other transactions contemplated hereby as promptly as practicable following the date hereof, including (A) offering and consenting to, and thereafter implementing, the following measures: (1) the sale, license, assignment, transfer, divestiture, holding separate or other disposition of any assets, business or portion of business of the Company, the Surviving Company, or any of their respective Subsidiaries or (2) the imposition of any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, or any of their respective Subsidiaries; provided that Parent will not be required to offer, consent to or implement the foregoing measures with respect to (x) any non-de minimis assets (as such term is defined for purposes of this Section 4.4(d)(ii) on Section 4.4(d)(ii) of the Company Disclosure Letter) of the Company or the Surviving Company or (y) any assets of Parent and its Subsidiaries and (B) contesting, defending or appealing any Action brought by any Governmental Entity, threatened or pending preliminary or permanent injunction or other Order, decree or ruling or statute, rule, regulation or executive order.

(iii)                          Parent will not (x) withdraw its initial filing under the HSR Act or any other Antitrust Law, as the case may be, and re-file it unless the Company has consented in advance to such withdrawal and refiling, such consent not to be unreasonably withheld, delayed or conditioned or (y) take, or cause to be taken, any actions or do, or cause to be done, any things that would be reasonably likely to delay the obtaining of any approval or to extend any waiting period under the HSR Act, any Antitrust Law with respect to the transactions contemplated hereby or to cause any Governmental Entity to object to such transactions, including acquiring or agreeing to acquire any assets or businesses engaged in whole or in part in a line of business similar to that engaged in by the Company and its Subsidiaries.

(iv)                          Nothing in this Agreement shall require the Company or its Affiliates or Parent, Merger Sub or their respective Affiliates to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(v)                              Parent shall reimburse the Company and its Subsidiaries for all of their documented and reasonable out-of-pocket expenses (including the reasonable fees and expenses of all attorneys, consultants, economists and other experts retained by a party and all reasonable duplicating, travel and related expenses) incurred or accrued in connection with Section 4.4(d)(ii)(B).

(e)                               DSS Approval. As soon as practicable after the date of this Agreement, Parent shall provide all necessary information to the Company regarding Parent’s foreign ownership, control or influence, and in turn the Company shall or shall cause its Subsidiaries to (as applicable) prepare and submit to the DSS a notification under Section 1-302(g) of the NISPOM and provide all reasonable support to Parent in requesting from the DSS approval to operate the business of the Company and its Subsidiaries pursuant to a Foreign Ownership, Control, or Influence mitigation proposal submitted in relation to the transactions contemplated by this Agreement in accordance with the NISPOM.

Section 4.5                       Access and Reports.

(a)                               Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers, employees and other authorized Representatives (including financing sources) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and Parent’s officers, employees and other authorized Representatives

(including financing sources) information concerning its business, properties and personnel as may reasonably be requested, including (i) access to conduct, at Parent’s sole cost and expense, ASTM-compliant Phase I environmental site assessments or limited environmental compliance reviews, of any Owned Real Property and, subject to the rights of any landlord, any real property that is the subject of any material Lease Document and (ii) reasonable access to KPMG, the Company’s external auditors, and their work papers associated with their review of the Interim Financial Statements and Duff & Phelps Corporation and ICF SH&E, the auditors who assisted the Company in their preparation of the February Balance Sheet, subject to Parent signing a customary confidentiality and indemnity letter if requested by such auditors; provided that Parent and its Representatives shall conduct any such activities in such a manner as to not interfere unreasonably with the business or operations of the Company and in no event will the foregoing include any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation. All requests for information made pursuant to this Section 4.5 shall be directed to the executive officer or other Persons designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement. No investigation pursuant to this Section 4.5 or by Parent or its Representatives at any time prior to or following the date of this Agreement shall affect or be deemed to modify any representation or warranty made by the Company herein.

(b)                              This Section 4.5 shall not require the Company or its Subsidiaries to permit any access to or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company, is reasonably likely to result in any violation of any Law (including ITAR) or any Contract to which the Company or its Subsidiaries is a party or cause any privilege (including attorney-client privilege) that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information or (ii) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto; provided that, in the case of clause (i) above, the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such Law or Contract or be reasonably likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Parent could be provided access to such information.

(c)                               The information provided pursuant to this Section 4.5 shall be used solely for the purpose of the Merger and the other transactions contemplated hereby (including any financing thereof by Parent), and such information shall be kept confidential and treated by Parent and Merger Sub in accordance with the Confidentiality Agreement.

Section 4.6                       Publicity.                                The initial press release regarding the Merger shall be reasonably agreed upon by Parent and the Company. Thereafter, so long as this Agreement is in effect, the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except (a) as may be required by Law (including filings required to be made by any Party under the Securities Act or the Exchange Act, provided that the other party shall be given an opportunity to review and comment upon any such filing before it is filed and the filing party shall consider such comments in good faith) or by the fiduciary duties of the members of the Company Board (and, for the avoidance of doubt, Section 3.10(a) of the Operating Agreement) or (b) by the request of any Governmental Entity or (c) in connection with a Change of Recommendation; provided, however, that the foregoing will not restrict or prohibit the Company or any of its Subsidiaries from making any announcement (together with instructions to keep such information strictly confidential) to its unit holders, employees, customers and other business relations to the extent the Company or such Subsidiary reasonably determines in good faith that such announcement is necessary or advisable.

Section 4.7                       Employee Benefits.

(a)                               Parent agrees that, during the period commencing at the Effective Time and ending on December 31, 2014, each employee of the Company and its Subsidiaries who continues employment with Parent, the Surviving Company or any Subsidiary of the Surviving Company after the Effective Time (collectively, the “Affected Employees”) will be provided with (i) base salary, wages, and bonus, incentive and commission target opportunities which are, in the aggregate, no less than the base salary or wages, and bonus, incentive and commission target opportunities provided by the Company and its Subsidiaries to such Affected Employee immediately prior to the Effective Time, (ii) employee benefits and perquisites that are substantially similar in the aggregate to those provided by Parent to its employees who are similarly situated to each Affected Employee as of the Effective Time and (iii) severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries immediately prior to the Effective Time. Notwithstanding the foregoing, Parent and the Company agree that, with respect to any Affected Employee whose terms and conditions of employment are covered by a collective bargaining agreement, the terms and conditions of each such Affected Employee’s employment shall be subject to such collective bargaining agreement for so long as it remains in effect or as otherwise required by applicable Law.

(b)                              Parent shall cause any employee benefit plans (including any severance plans) in which any Affected Employee is entitled to participate after the Effective Time to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual thereunder, service for the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits with respect to the same period of service). Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Company) to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which an Affected Employee is eligible to participate on or after the Effective Time and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of any corresponding Company Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Effective Time occurs under any welfare benefit plan in which the Affected Employee participates on and after the Effective Time.

(c)                               The Company shall not, and shall not permit any other Reorganized Debtor (as defined in the Call Option Agreement made and entered into as of February 28, 2013 among Beech Holdings, LLC and each of the Debtor Affiliates of Hawker Beechcraft, Inc., and

the Pension Benefit Guaranty Corporation (the “PBGC Call Agreement”)), to exercise the Call Option under the PBGC Call Agreement.

Section 4.8                       Expenses.  Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

Section 4.9                       Indemnification; Directors’ and Officers’ Insurance.

(a)          For a period of six (6) years following the Effective Time, Parent and the Surviving Company will, and after the Effective Time Parent will cause the Surviving Company to, indemnify, defend and hold harmless, and advance expenses as incurred, to the fullest extent permitted under applicable Law, each present and former director and officer of the Company and its Subsidiaries (in their capacities as such) and each of their heirs and estates (collectively, the “Indemnified Parties”) against any costs, expenses (including reasonable attorneys’ and experts’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Costs”) incurred in connection with any claim, Action or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such Persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the Merger and the other transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided that the Person to whom Costs are advanced, if required by applicable Law, provides an undertaking to repay such Costs if it is ultimately determined that such Person is not entitled to indemnification under applicable Law.

(b)                              Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of the directors’ and officers’ liability, employment practices liability and fiduciary liability coverages (collectively, “D&O Insurance”) of the Company’s existing respective insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time from insurers with the same or better A.M. Best rating as the Company’s present insurers as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Indemnified Parties as the Company’s existing policies with respect to any matters that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).

(c)                               If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company, as applicable, shall assume all of the obligations set forth in this Section 4.9.

(d)                             The provisions of this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 4.9.

(e)                               The rights of the Indemnified Parties under this Section 4.9 shall be in addition to any rights such Indemnified Parties may have under the certificate of formation, the Operating Agreement, the Plan of Reorganization, certificate of incorporation, bylaws or comparable governing documents of the Company, the Surviving Company or any of their Subsidiaries, or under any applicable Contracts or Laws. The Surviving Company shall, and Parent shall cause the Surviving Company to, maintain, or cause to be maintained, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of formation, the Operating Agreement, the Plan of Reorganization, the certificate of incorporation, bylaws or comparable governing documents of the Company, the Surviving Company and their Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries so that such rights survive the Merger. Parent and the Surviving Company shall not permit the foregoing to be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

Section 4.10               Confidentiality.  Each of Parent and Merger Sub will hold and treat all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

Section 4.11               Resignation of Directors.  At the Closing, to the extent requested by Parent at least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent the resignation of the members of the Company Board, and of any member of the board of directors (or any equivalent) of each Subsidiary of the Company, who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 4.12               Transaction Litigation.  Subject to the immediately following sentence, prior to the Effective Time, each of the Company and Parent shall use reasonable best efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any Order that results from any equityholder litigation against the Company, Parent, Merger Sub or any of their respective directors or officers relating to this Agreement, the Merger or any of the other transactions contemplated hereby. The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any equityholder litigation against the Company or any of its directors or officers relating to this Agreement, the Merger or any of the transactions contemplated by this Agreement, and no such settlement of any equityholder litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Each of Parent and the Company shall notify the other promptly (and in any event within forty-eight (48) hours) of the commencement of any such equityholder litigation of which it has received notice.

Section 4.13               No Other Company Representations or Warranties.  Except for the representations and warranties expressly set forth in Section 3.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective equityholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub (including in certain “data rooms,” confidential information memoranda, management presentations or due diligence discussions in anticipation or contemplation of any of the transactions contemplated by this Agreement) and Parent and Merger Sub shall not assert any claim or initiate any Action inconsistent with this Section 4.13.

Section 4.14               Financial Statements.

(a)                               From the date hereof until the Closing, the Company shall deliver to Parent, promptly after such information is delivered to senior management of the Company, monthly financial and operating information in the form such reports are currently prepared by the Company in the ordinary course of business.

(b)                              At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent audited consolidated balance sheets of the Company as of December 31, 2013 and February 28, 2013 (the “Audited February Balance Sheet”), and the related audited consolidated statements of income and cash flows for the year ended December 31, 2013, including the notes or other supplementary information thereto along with an unqualified audit report from KPMG, as auditors to the Company, with respect thereto (the “2013 Audited Financial Statements”). During the period between the date of delivery of the 2013 Audited Financial Statements and the Closing Date, the Company shall make reasonably available to Parent the Company’s officers and other employees, and shall use its reasonable best efforts to make its auditors, KPMG, available to Parent to discuss the 2013 Audited Financial Statements.

(c)                               The Company shall provide to Parent, at the same time as it provides such information to its lenders under its Credit Facilities, the calculation of the Fixed Charge Coverage Ratio as of December 31, 2013, in the form in which it is provided to its lenders pursuant to the ABL Revolver.

ARTICLE V

TAX MATTERS

Section 5.1                       Cooperation on Tax Matters. Each of Parent, the Surviving Company and the Company shall provide each other with material and relevant information, as and to the extent reasonably requested, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. In each case, such cooperation shall include the retention and (upon request, at the requesting party’s cost and expense and at the time and place mutually agreed upon) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and (upon request, at the requesting party’s cost and expense and at the time and place mutually agreed upon) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent such information and/or explanation is readily available and within the control of the party to which such request is made. The responsibility to retain records and information shall include the responsibility to (1) retain such records and information as are required to be retained by any applicable Taxing authority and (2) retain such records and information in machine-readable format where appropriate and reasonably feasible, such that the requesting party shall be able to readily access such records and information. Each of Parent, the

Surviving Company and the Company shall give reasonable written notice and receive the consent of the other Parties prior to transferring, destroying or discarding any such books and records. Any information or explanation obtained pursuant to this Section 5.1 shall be maintained in confidence, except (i) as may be legally required by any Taxing authority or otherwise and (ii) with the written consent of the disclosing party.

Section 5.2                       Tax Sharing Agreements.  The Company shall release each of its Subsidiaries, and shall cause itself to be released, from any obligation under any agreement relating to the allocation, indemnification or sharing of Taxes other than this Agreement (“Tax Sharing Agreements”) with any Person (other than the Company or any of its Subsidiaries) prior to the Closing Date.

ARTICLE VI

CONDITIONS

Section 6.1                       Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law and other than the conditions set forth in Section 6.1(a) which may not be waived by any Party) at or prior to the Effective Time of each of the following conditions:

(a)                               Intermediate Merger.  The Intermediate Effective Time shall have occurred.

(b)                              Member Approval.  The Company Requisite Approval shall have been obtained.

(c)                               Regulatory Consents.  (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) all competition, merger control and antitrust approvals or filings required by the Antitrust Laws of the countries listed in Section 6.1(c) of the Company Disclosure Letter shall have been obtained, terminated or expired, as applicable.

(d)          No Injunction. No Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting consummation of the Merger shall have been issued and be continuing in effect. No Law shall have been enacted, issued, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger and shall continue to be in effect.

Section 6.2                       Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)                               Representations and Warranties. (i) The representations and warranties of the Company contained in the first six sentences of Section 3.1(b) (Capital Structure) of this Agreement shall be true and correct in all respects, except for de minimis errors (it being agreed that errors resulting in no more than $2,750,000 in the aggregate being required to be paid pursuant to Article II shall be deemed to be de minimis errors) in each case as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall be true and correct as of such other date); (ii) the Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of another date in which case such representation and warranty shall be true and correct as of such other date); (iii) the representation and warranty of the Company contained in Section 3.1(g)(ii) (Absence of Certain Changes) of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date; (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall be true and correct as of such other date), except, in the case of this clause (iv), for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (v) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 6.2(a) and the conditions set forth in this Section 6.2(a) have been satisfied.

(b)                              Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)                               No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, development or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)                             Financial Statements. The 2013 Audited Financial Statements (along with unqualified audit reports from the Company’s accounting firm with respect to such 2013 Audited Financial Statements) shall have been delivered to Parent in accordance with Section 4.14.

Section 6.3                       Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)                               Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall be true and correct as of such other date), except for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to the effect that such officer has read this Section 6.3(a) and the conditions set forth in this Section 6.3(a) have been satisfied.

(b)                              Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

(c)                               Minimum Waiting Period. The Minimum Waiting Period shall have expired.

Section 6.4                       Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VI, as the case may be, to be satisfied to excuse such Party’s obligation to effect the Merger if such failure was primarily caused by such Party’s failure to use the standard of efforts required from such Party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 4.4.

ARTICLE VII

TERMINATION

Section 7.1                       Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after obtaining the duly executed Member Proxies representing the Company Requisite Approval, by mutual written consent of the Company and Parent.

Section 7.2                       Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company (acting through the Company Board) at any time prior to the Effective Time if:

(a)                               the Merger shall not have been consummated by April 25, 2014 (such date, as it may be extended pursuant to the provisions hereof, the “Termination Date”), provided, if on the Termination Date (x) the conditions to Closing set forth in Section 6.1(c) or Section 6.1(d) (in connection with Section 6.1(c)) shall not have been fulfilled, then either the Company or Parent may, by written notice to the other Party, extend the termination date from April 25, 2014 to July 24, 2014 or (y) the condition to Closing set forth in Section 6.2(d) shall not have been fulfilled, then either the Company or Parent may, by written notice to the other Party, extend the termination date from April 25, 2014 to June 9, 2014 (in the case of any such extension, such date shall then be the “Termination Date”); provided, further, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any Party that has breached its obligations hereunder and whose breach is the principal cause of the failure of the Closing to have occurred on or before the Termination Date; or

(b)                              any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable or any Law shall be enacted, issued, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger, provided, that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to any Party that has breached in any material respect its obligations under this Agreement and whose breach is the principal cause of the failure of a condition to the consummation of the Merger.

Section 7.3                       Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company (acting through the Company Board) at any time prior to the Effective Time:

(a)                               at any time prior to the end of the Minimum Waiting Period, in order to concurrently enter into a definitive agreement providing for a Superior Proposal, if (i) the Company has complied in all material respects with the requirements of Section 4.2 and (ii) the Company, concurrently with such termination, pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.5(c); or

(b)                              at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by the Company to Parent and (ii) the date that is one Business Day prior to the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3 if it is then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be capable of being satisfied.

Section 7.4                       Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent at any time prior to the Effective Time;

(a)                               in the event that a Change of Recommendation shall have occurred; or

(b)                              if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by Parent to the Company or (ii) the date that is one Business Day prior to the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4 if it (or Merger Sub) is then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.3(a) or 6.3(b) not to be capable of being satisfied.

Section 7.5                       Effect of Termination and Abandonment.

(a)                               In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, notwithstanding the foregoing: (i) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any willful and material breach of this Agreement and (ii) no such termination shall relieve any Party of its obligations pursuant to the provisions set forth in Section 4.6, Section 4.8, Section 4.10, Section 7.5, Section 8.1 through 8.13, and the Confidentiality Agreement, all of which shall survive the termination of this Agreement.

(b)                              In the event that (x) this Agreement is terminated pursuant to Section 7.2(a) (the section related to the Termination Date) and the Company Requisite Approval shall not have been obtained prior to such termination or Section 7.4(b), (y) any Person shall have announced, commenced, publicly disclosed or otherwise made known to the Company Board a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal shall not have been withdrawn prior to such termination and (z) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal and the transaction contemplated by such definitive agreement is consummated (provided that for purposes of this clause (z) the references to “20%” in subsections (i) and (ii) of the definition of “Acquisition Proposal” shall be deemed to be references to “50%”), then the Company shall, within one (1) Business Day after the date on which the Company consummates the transaction referred to in sub-clause (z) of this Section 7.5(b), pay Parent the Termination Fee by wire transfer of immediately available funds. Any Termination Fee payable pursuant to this Section 7.5(c) will be reduced by the amount of any Reimbursable Expenses previously paid pursuant to Section 7.5(d).

(c)                               In the event that

(i)                                  this Agreement is terminated by the Company pursuant to Section 7.3(a) (the section related to a Superior Proposal); or

(ii)                              this Agreement is terminated by Parent pursuant to Section 7.4(a) (the section related to a Change of Recommendation),

then the Company shall (A) in the case of clause (i) of this Section 7.5(c), concurrently with such termination and (B) in the case of clause (ii) of this Section 7.5(c), no later than one (1) Business Day after the date of such termination, pay Parent the Termination Fee by wire transfer of immediately available funds.

(d)                             The Company agrees that if Parent shall terminate this Agreement pursuant to Section 7.4(b) in the event of an intentional breach by the Company of a covenant, and the Termination Fee is not as of the date of such termination required to be paid pursuant to Section 7.5(b), the Company shall reimburse Parent and Merger Sub for all of their documented and reasonable Expenses, up to a maximum of fifteen million dollars ($15,000,000), in the aggregate (not later than five (5) Business Day after submission by Parent of statements including reasonable detail therefor) (the “Reimbursable Expenses”).

(e)                               The Parties acknowledge and agree that, notwithstanding anything to the contrary herein, in no event shall the Company be required to pay the Termination Fee on more than one occasion. The parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment is made when and as due in accordance with the terms of this Section 7.5 (other than, in the case of a termination pursuant to Section 7.4(b) in the event of an intentional breach by the Company of a covenant, for the right of Parent to payment of the Reimbursable Expenses, subject to and in accordance with Section 7.5(d) and the last sentence of Section 7.5(b)), and upon such payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Merger Sub under this Agreement, in each case, other than in circumstances where the Company has otherwise intentionally breached its obligations under this Agreement.

(f)                                The Company and Parent acknowledge that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement. Accordingly, in the event that the Company shall fail to pay the Termination Fee when due or the Company shall fail to pay any Reimbursable Expenses when due, and in each case Parent commences an action which results in a judgment against the Company with respect to the payment by the Company set forth in this Section 7.5, then, the Company shall pay Parent its reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.5, together with interest on such unpaid Termination Fee and Expenses, as the case may be, commencing on the date that the Termination Fee or such costs and expenses became due, at a rate of interest equal to the LIBOR Rate as of the date such payment was required to be made plus 1%. Payment of the costs and expenses described in this Section 7.5 shall not be in lieu of any damages incurred in the event of intentional breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS AND GENERAL

Section 8.1                       Survival. This Article VIII and those covenants and agreements set forth herein that by their terms contemplate performance in whole or in part after the Closing shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement (or in any certificate or other document furnished in connection with this Agreement) shall not survive the consummation of the Merger.

Section 8.2                       Modification or Amendment. At any time prior to the Effective Time, the Parties may modify or amend this Agreement, by written agreement of the Company and Parent, by action taken by their respective boards of directors; provided that after receipt of the Company Requisite Approval, if any such amendment or waiver shall by applicable Law require further approval of the Members, the effectiveness of such amendment shall be subject to the approval of the Members.

Section 8.3                       Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Laws. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 8.4                       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement having the same effect as if the signatures thereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.5                       GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)                               THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably and unconditionally submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware (the “Chosen Courts”) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the Parties irrevocably and unconditionally agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The Parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by Law shall be valid, effective and sufficient service thereof.

(b)                              EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

(c)                               The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take all such actions as are necessary or required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that prior to the valid termination of this

Agreement in accordance with Article VII, (a) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at Law or in equity, (b) the provisions set forth in Section 7.5 are not intended to, and shall not be construed to, diminish or otherwise impair in any respect any Party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company, Parent nor Merger Sub would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other Parties have an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5(c) shall not be required to provide any bond or other security in connection with any such order or injunction. If any Party brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, then the Termination Date shall automatically be extended to (i) the 20th Business Day following the resolution of such Action, or (ii) such other time period established by the court presiding over such Action.

(d)                             For the avoidance of doubt, while either Party may pursue both a grant of specific performance in accordance with Section 8.5(c) and payment of monetary damages, the payment of the Termination Fee and/or expense reimbursement (as applicable), under no circumstances shall any Party be permitted or entitled to receive both a grant of specific performance requiring consummation of the Merger and any such payments.

Section 8.6                       Notices.

(a)                               Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by facsimile, email or overnight courier:

If to Parent or Merger Sub:

Textron Inc.
40 Westminster Street
Providence, RI 02903
Attention:	E. Robert Lupone
John Curran
fax:	(401) 457-2418
email:	rlupone@textron.com
jcurran@textron.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
Attention:	Peter D. Lyons
Robert M. Katz
fax:	(212) 848-7179
email:	plyons@shearman.com
rkatz@shearman.com

If to the Company:

Beech Holdings, LLC
B091-S03
10511 E. Central
Wichita, Kansas 67206 USA
Attention:	Alexander Snyder
fax:	(316) 676-8422
email:	alexander_snyder@beechcraft.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Sarkis Jebejian
David Feirstein
fax:	(212) 446-6460
email:	sarkis.jebejian@kirkland.com
david.feirstein@kirkland.com

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally, three (3) Business Days after deposit in the mail, if sent by registered or certified mail, upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein), or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 8.7                       Entire Agreement. This Agreement (including any exhibits, schedules and exhibits hereto, including the Disclosure Letters), the Trust Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

Section 8.8                       No Third Party Beneficiaries. Except (i) as provided in Section 4.9 (Indemnification; Directors’ and Officers’ Insurance) and (ii) with respect to Members (and holders of any derivative securities) of the Company after the Effective Time, for the provisions set forth in Article II, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Parties further agree that the rights of third party beneficiaries under Section 4.9 shall not arise unless and until the Effective Time occurs.

Section 8.9                       Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

Section 8.10               Definitions. Each of the terms set forth in Exhibit A is defined as set forth therein or as in the Section of this Agreement corresponding to such term.

Section 8.11               Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12               Interpretation; Construction.

(a)                               The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof), and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day”. All references to “made available” shall include all documentation that was located and provided in that certain online data room entitled “Project Sky” hosted by Intralinks as of the close of business on the date that is two (2) Business Days prior to the date hereof.

(b)                              The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c)                               Each Party has or may have set forth information in its respective disclosure letter (each, a “Disclosure Letter”) in a section thereof that corresponds to the section of this Agreement to which it relates, it being agreed that any information so disclosed in any section of a Disclosure Letter shall be deemed to be disclosed with respect to any representation or warranty corresponding to any other section of this Agreement and such Disclosure Letter to the extent its relevance to such section, representation or warranty is reasonably apparent on the face of such disclosure. The mere inclusion of any item in any section or subsection of any Party’s Disclosure Letter as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission by the applicable Party, or to otherwise imply, that any such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement. Matters disclosed in any section or subsection of a Party’s Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. Headings inserted in the sections or subsections of any Party’s Disclosure Letter are for convenience of reference only and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

Section 8.13                Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties. Any purported assignment in violation of this Agreement is void.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

TEXTRON INC.

/s/ Scott C. Donnelly
Name: Scott C. Donnelly
Title: President & CEO

TEXTRON ACQUISITION LLC

/s/ Scott C. Donnelly
Name: Scott C. Donnelly
Title: President & CEO

[SIGNATURE PAGE TO PROJECT SKY AGREEMENT AND PLAN OF MERGER]

BEECH HOLDINGS, LLC

By	/s/ W.W. Boisture, Jr.
	Name:	W.W. Boisture, Jr.
	Title:	Chief Executive Officer

SKY INTERMEDIATE MERGER SUB, LLC

By	/s/ W.W. Boisture, Jr.
	Name:	W.W. Boisture, Jr.
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO PROJECT SKY AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Exhibit A.

“2013 Audited Financial Statements” has the meaning set forth in Section 4.14.

“ABL Revolver” shall mean the Senior Secured Asset-Based Revolving Credit Agreement, dated as of February 15, 2013, among Beechcraft Holdings LLC, Beech Enterprises, LLC, the Lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent, as amended by the First Amendment dated as of April 22, 2013.

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board), (ii) acquisition of 20% or more of the outstanding Units, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Units, (iv) merger, amalgamation, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (v) sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 20% of the total revenue, operating income, EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole or (vi) any other similar transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the Merger, in each case, other than the Merger.

“Actions” has the meaning set forth in Section 3.1(h)(i).

“Affected Employees” has the meaning set forth in Section 4.7(a).

“Affiliate” shall mean, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allowed L/C Secured Claim” has the meaning set forth in the Plan of Reorganization.

“Allowed Senior Credit Facility Secured Claim” has the meaning set forth in the Plan of Reorganization.

“Antitrust Law” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

A-1

“Audited February Balance Sheet” has the meaning set forth in Section 4.14(b).

“Aviation Regulatory Authority” means the Department of Transportation, the Federal Aviation Administration or any Governmental Entity or other governing body in a foreign country with jurisdiction to regulate the manufacturing of aircraft, the operations of air carriers, the certification of aircraft as airworthy, the repair, maintenance or alteration of aircraft, the training of individuals regarding the operation of aircraft, the supply and sale of aircraft parts, or any other aviation matter that is regulated by the Department of Transportation or the Federal Aviation Administration in the United States.

“Award Agreement” shall mean the written agreement granting an individual an award of Company Options, an award of Restricted Units or an award of Phantom Units pursuant to the Management Equity Plan or the Director Equity Plan, as applicable.

“Bankruptcy and Equity Exception” shall mean any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Book Entry Units” has the meaning set forth in Section 2.1(b)(ii).

“Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York.

“Certificate” has the meaning set forth in Section 2.1(b)(ii).

“Certificate of Airworthiness” shall mean any authorization granted by an Aviation Regulatory Authority to operate an aircraft in flight.

“Certificate of Formation” has the meaning set forth in Section 1.5(b).

“Change of Recommendation” has the meaning set forth in Section 4.2(c)(i).

“Chosen Courts” has the meaning set forth in Section 8.5(a).

“Claims” means any and all Actions, Orders, petitions, appeals, demand letters, claims, notices of non-compliance or violation, consent and other orders or consent agreements, in each case, of or with respect to a Governmental Entity or any other Person.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Board” shall mean the “Board” (as defined in Section 3.1(a)(i) of the Operating Agreement).

Ex. A-2

“Company Disclosure Letter” has the meaning set forth in Section 3.1.

“Company Insurance Policies” has the meaning set forth in Section 3.1(o).

“Company Intellectual Property” has the meaning set forth in Section 3.1(n)(i).

“Company Material Adverse Effect” shall mean any change, event, development or effect that (a) is either individually or in the aggregate, materially adverse to the assets, liabilities, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents the Company from consummating the Merger; provided, however, that for the purposes of clause (a) only, none of the following, and no change, event, development or effect arising out of or resulting from the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (i) adverse events, changes, developments or effects in or generally affecting the industries in which the Company and its Subsidiaries operate; (ii) general economic, credit, financial or capital market, regulatory, legislative or political conditions in the United States or elsewhere in the world, including changes in interest and exchange rates; (iii) changes in GAAP, accounting standards or Law or in the interpretation or enforcement thereof; (iv) any worsening of geopolitical conditions, act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared); (v) the execution, announcement, existence of, or compliance with the express terms of, this Agreement (including announcement of the identity of Parent) or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators (provided that this clause (v) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Section 3.1(e) or the condition set forth in Section 6.2(a) as it relates to such representations and warranties); (vi) the pendency of any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement; (vii) any adverse change in the credit ratings of the Company or any of its Subsidiaries (provided that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any change, event or effect underlying such adverse change has resulted in or contributed to a Company Material Adverse Effect), (viii) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position and any seasonal changes in the results of operations of the business of the Company or any of its Subsidiaries (provided that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, event, development or effect underlying such failure has resulted in or contributed to a Company Material Adverse Effect); (ix) any failure to be awarded a Contract with any military or national defense organization of a Governmental Entity; and (x) any action taken by the Company or the Company’s Subsidiaries that is required by this Agreement or taken at the written request or with the written consent of Parent or Merger Sub, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement, except in the case of clauses (i) - (iv) above to the extent (but only to such extent) such changes, events, developments or effects have a materially disproportionate adverse impact on the assets, liabilities, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the principal industries in which the Company and its Subsidiaries conduct their businesses (in which case the incremental disproportionate adverse impact of such changes, events, developments or effects on the Company and its Subsidiaries relative to other similarly

Ex. A-3

situated participants in the industries in which the Company and its Subsidiaries operate shall be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred).

“Company Material Contract” has the meaning set forth in Section 3.1(q)(i)(O).

“Company Option” shall mean any option to acquire a Unit issued or granted pursuant to the Management Equity Plan.

“Company Plans” has the meaning set forth in Section 3.1(i)(i).

“Company Recommendation” has the meaning set forth in Section 3.1(c)(iii).

“Company Required Governmental Approvals” has the meaning set forth in Section 3.1(e)(i).

“Company Requisite Approval” shall mean the approval of this Agreement and the transactions contemplated hereby by the written consent or approval of holders of a majority of the issued and outstanding Units.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated October 2013 prepared by the Company.

“Confidentiality Agreement” shall mean that certain confidentiality letter agreement, dated as of August 26, 2013, by and between Parent and the Company.

“Contingent Worker” has the meaning set forth in Section 3.1(m)(ii).

“Contract” shall mean any agreement, purchase order, lease, sublease, license, sublicense, contract, note, mortgage, indenture, arrangement or other obligation (whether written or oral), including all amendments, extensions and guaranties with respect thereto.

“Costs” has the meaning set forth in Section 4.9(a).

“Credit Facilities” shall mean the Term Loan and the ABL Revolver.

“D&O Insurance” has the meaning set forth in Section 4.9(b).

“Delaware Certificate of Merger” has the meaning set forth in Section 1.3(b).

“Director Equity Plan” shall mean the Company’s Director Equity Plan.

“Disclosure Letter” has the meaning set forth in Section 8.12(c).

“Effective Time” has the meaning set forth in Section 1.3(b).

“Employees” has the meaning set forth in Section 3.1(i)(i).

“Environmental Law” shall mean any Law, enacted prior to and in effect as of the Closing Date, relating to or concerning pollution or protection of the environment or, to the

Ex. A-4

extent relating to the management of or exposure to Hazardous Materials, health and safety, including any such Law concerning the import, export, presence, use, storage, recycling, treatment, generation, transportation, processing, handling or Release of, or exposure to, any Hazardous Material.

“Equity Interests” has the meaning set forth in Section 4.1(a)(iv).

“ERISA” has the meaning set forth in Section 3.1(i)(i).

“EUMR” has the meaning set forth in Section 6.1(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Funds” has the meaning set forth in Section 2.2(a).

“Exchange Fund Letter of Transmittal” has the meaning set forth in Section 2.2(b).

“Excluded Units” has the meaning set forth in Section 2.1(b)(i).

“Excluded Party” means any Person, group of Persons or group that includes any Person or group of Persons, from whom the Company has received, during the period extending from the date of this Agreement until 11:59 p.m. New York time on the 30th calendar day following the date of this Agreement, a written Acquisition Proposal that the Board determines in good faith (after consultation with its outside legal counsel and a financial advisor), prior to such time, constitutes, or would reasonably be expected to result in, a Superior Proposal; provided that any such Person or group of persons shall cease to be an Excluded Party when the ultimate equityholder(s) of such person and the other persons who were members of such group, if any, as of such time, cease to provide (directly or indirectly) in the aggregate at least 25% of the equity financing (measured by voting power and value) of such person or group at any time following such time.

“Expenses” means all out-of-pocket fees and expenses of counsel, investment banking firms and other financial institutions) actually incurred or accrued by a party hereto or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger and the other transactions contemplated by this Agreement, the filing of any required notices under any Antitrust Law and all other matters related to the consummation of the Merger and the other transactions contemplated by this Agreement.

“Fair Market Value” has the meaning set forth in the Management Equity Plan.

“February Balance Sheet” has the meaning set forth in Section 3.1(f)(i).

“Financial Statements” has the meaning set forth in Section 3.1(f)(i).

“Foreign Plan” has the meaning set forth in Section 3.1(i)(i).

Ex. A-5

“Fundamental Representations” shall mean the representations and warranties contained in Section 3.1(a) (Organization, Good Standing and Qualification), Section 3.1(c) (Organizational Authority and Approval), and Section 3.1(r) (Brokers and Finders).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Government Bid” shall mean any offer to sell or provide services made by any of the Company or any of its Subsidiaries prior to the Closing Date which if accepted, would result in a Government Contract.

“Government Contract” shall mean any Contract that is between the Company or any Subsidiary of the Company and a Governmental Entity.

“Government Official” shall mean any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Antitrust Entity” has the meaning set forth in Section 4.4(d)(i)(B).

“Governmental Entity” has the meaning set forth in Section 3.1(e)(i).

“Hazardous Material” means any (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials, substances or wastes defined or regulated as toxic or hazardous, or as a pollutant or contaminant, under any applicable Environmental Law.

“HSR Act” has the meaning set forth in Section 3.1(e)(i).

“Indebtedness” of any Person shall mean, as of any specified time, (a) all obligations of such Person for borrowed money, whether current, short-term or long-term, secured or unsecured, contingent or not contingent, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable, (d) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions, (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases (other than capital lease obligations in respect of office equipment), (f) all obligations under conditional sale, title retention or similar agreements or agreements creating an obligation with respect to the deferred purchase price of property, securities or other assets (including “earn-out” payments), (g) any net obligations in respect of interest rate and currency swaps, collars, caps, hedges or similar arrangements, (h) any accrued interest, premiums, penalties and other obligations relating to the foregoing payable in connection with the repayment thereof on or prior to the Closing Date and (i) all obligations of such Person guaranteeing in any manner any obligations of any third party of the type described in the foregoing clauses (a) - (h).

Ex. A-6

“Indemnified Parties” has the meaning set forth in Section 4.9(a).

“Information Statement” has the meaning set forth in Section 4.3.

“Intellectual Property” shall mean (a) trademarks, service marks, the registrations and applications therefor, and renewals thereof, common-law trademarks, trade dress, and other designations of origin, and the right to recover for past infringements of, or liabilities for, any and all such rights, and all goodwill associated therewith and symbolized thereby, (b) patents, patent applications, continuations, continuations-in-part, divisionals, foreign counterparts, and any extensions, reexaminations, and reissues thereof, including the right of claim priority under the Laws of the United States, Paris Convention and any foreign countries, and the right to recover for past infringements of, or liabilities for, any such rights, (c) trade secrets and proprietary know-how and confidential information, including software, technical data, algorithms, formulae, procedures, protocols, rules of thumb, techniques and results of experimentation and testing, (d) copyrights and mask works, the registrations and applications therefor, and renewals, extensions, restorations and reversions thereof, and all works based upon, derived from, or incorporating the works covered by such copyrights, and all causes of action for past infringement based upon said copyrights, and (e) Internet domain names.

“Interim Financial Statements” has the meaning set forth in Section 3.1(f)(i).

“Intermediate Closing” has the meaning set forth in Section 1.2.

“Intermediate Company” has the meaning set forth in the recitals to this Agreement.

“Intermediate Company LLC Agreement Amendment” has the meaning set forth in Section 1.4(a).

“Intermediate Delaware Certificate of Merger” has the meaning set forth in Section 1.3(a).

“Intermediate Effective Time” has the meaning set forth in Section 1.3(a).

“Intermediate LLC Agreement” has the meaning set forth in Section 1.4(a).

“Intermediate Merger” has the meaning set forth in the recitals to this Agreement.

“Intermediate Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Intervening Event” shall mean, with respect to the Company, a material event, development or change in circumstances occurring, arising or coming to the attention of the Company Board after the date of this Agreement, and which was not known to or by the Company Board as of or prior to the date of this Agreement; provided, however, that in no event shall (1) the receipt, existence or terms of an Acquisition Proposal, (2) clearance of the Merger under the HSR Act, or (3) any matter relating to the foregoing or consequence of the foregoing, constitute an Intervening Event.

Ex. A-7

“Intervening Event Change of Recommendation” has the meaning set forth in Section 4.2(c)(ii).

“Inventory” shall mean all inventory, merchandise, goods, and raw materials maintained, held or stored by or for the Company or any of its Subsidiaries at the Closing.

“IRS” shall mean the Internal Revenue Service.

“ITAR” has the meaning set forth in Section 3.1(e)(i).

“Knowledge” shall mean (A) when referring to the knowledge of the Company or any of its Subsidiaries, the actual knowledge as of the date hereof of Bill Boisture, Don Alvord, Russ Bartlett, Bill Brown, Bill James, Dave Rosenberg, Alex Snyder (provided that, with respect to Mr. Snyder, such information excludes privileged legal advice but includes the underlying facts associated therewith), Christi Tannahill, KJ Tjon or Shawn Vick and (B) when referring to the knowledge of Parent, the actual knowledge as of the date hereof of E. Robert Lupone, Frank Connor, Julie Duffy or Blake Meyen after due inquiry.

“Latest Balance Sheet” has the meaning set forth in Section 3.1(f)(i).

“Law” or “Laws” shall mean any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof.

“L/C Final Distribution Date” has the meaning set forth in the Plan of Reorganization.

“L/C Reserve Fund has the meaning set forth in Section 2.2(a).

“L/C Secured Claims” has the meaning set forth in the Plan of Reorganization.

“L/C Secured Claim Rights Holders” has the meaning set forth in Section 2.1(b)(i)(B).

“L/C Secured Claim Units” has the meaning set forth in Section 2.1(b)(i)(B).

“Lease Documents” has the meaning set forth in Section 3.1(p)(ii).

“Lien” shall mean any lien, mortgage, deed of trust, charge, pledge, security interest, claim, encumbrance, charge, option, easement, lease, license, right or restriction of any kind. For the avoidance of doubt, “Lien” shall not be deemed to include any licenses of Intellectual Property.

“LLC Agreement” has the meaning set forth in Section 1.4(b).

“LLCA” has the meaning set forth in the recitals to this Agreement.

Ex. A-8

“Management Equity Plan” shall mean the Company’s 2013 Management Equity Incentive Plan.

“Match Notice” has the meaning set forth in Section 4.2(c)(ii).

“Material Vendors” has the meaning set forth in Section 3.1(v).

“Member” has the meaning set forth in the recitals to this Agreement.

“Member Registry” shall mean the registry of Members maintained by the Company in accordance with Section 2.5(a) of the Operating Agreement.

“Member Proxy” means the proxy of the Members in the form attached hereto as Exhibit D.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Minimum Waiting Period” shall mean (a) with respect to an Acquisition Proposal from an Excluded Party, the period extending from the date of this Agreement until 11:59 p.m. New York time on the 40th calendar day following the date of this agreement, and (b) with respect to an Acquisition Proposal from any other Person, the period extending from the date of this Agreement until 11:59 p.m. New York time on the 30th calendar day following the date of this Agreement; provided, that in the event the Company has delivered a Match Notice to Parent, the Minimum Waiting Period will be automatically extended until 11:59 p.m. on the first Business Day following the end of the Notice Period (as the Notice Period may be extended pursuant to Section 4.2(c)(ii)).

“Notice Period” has the meaning set forth in Section 4.2(c)(ii).

“Operating Agreement” has the meaning set forth in the recitals to this Agreement.

“Order” shall mean any order, decision, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar determination of any Governmental Entity.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Disclosure Letter” has the meaning set forth in Section 3.2.

Ex. A-9

“Parent Material Adverse Effect” shall mean any change, event, development or effect that would reasonably be expected to prevent or materially delay the Closing or prevent or materially delay the ability of Parent and Merger Sub to perform their obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Required Governmental Approvals” has the meaning set forth in Section 3.2(c)(i).

“Parties” and “Party” have the respective meanings set forth in the preamble to this Agreement.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“PBGC Call Agreement” has the meaning set forth in Section 4.7(c).

“Per Unit Merger Consideration” has the meaning set forth in Section 2.1(b)(i)(A).

“Per Unsecured Claim Unit Consideration” has the meaning set forth in Section 2.1(b)(i)(C).

“Permit” shall mean any authorizations, licenses, franchises, consents, certificates, registrations, approvals or other permits of any Governmental Entity, including any Certificate of Airworthiness, Production Certificate or Type Certificate.

“Permitted Liens” shall mean (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens imposed by Law arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges (i) not yet due and payable as of the Closing Date or (ii) that are being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP, (c) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable, and (iii) do not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current and anticipated purposes, (d) Liens granted to any lender at the Closing in connection with any financing by Parent or Merger Sub of the transactions contemplated hereby, (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Company and its Subsidiaries except for any violation of which would not reasonably be expected to materially and adversely affect the Company and its Subsidiaries taken as a whole and (f) Liens described on Section P-1 of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

Ex. A-10

“Phantom Unit” shall mean a grant of one phantom Unit under the Management Equity Plan or Director Equity Plan if specified vesting conditions are met.

“Plan of Reorganization” shall mean the Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code dated January 30, 2013, filed by the predecessor in interest to the Company and certain other affiliated debtors, as confirmed by that certain Findings of Fact, Conclusions of Law and Order Confirming the Debtors’ Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code of such court dated February 1, 2013.

“Primary Exchange Fund” has the meaning set forth in Section 2.2(a).

“Production Certificates” shall mean any approvals issued any Aviation Regulatory Authority to manufacture aircraft pursuant to a Type Certificate.

“Qualifying Confidentiality Agreement” has the meaning set forth in Section 4.2(b)(i).

“Receivables” shall mean any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Company’s or any of its Subsidiaries’ businesses prior to the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Record Date” has the meaning set forth in Section 3.1(c)(iv).

“Registered Company Intellectual Property” has the meaning set forth in Section 3.1(n)(i).

“Reimbursable Expenses” has the meaning set forth in Section 7.5(d).

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, or seeping, of Hazardous Materials into or upon the environment.

“Representatives” shall mean with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants, consultants, agents and other advisors or representatives.

“Residual Equity Value” has the meaning set forth in the Management Equity Plan.

“Residual Units” has the meaning set forth in Section 2.3(d).

“Restricted Units” shall mean an award of Units under the Management Equity Plan that is subject to forfeiture if specified vesting criteria are not achieved.

“Secured Claim Units” has the meaning set forth in Section 2.1(b)(i)(A).

“Securities Act” shall mean the Securities Act of 1933, as amended.

Ex. A-11

“Subsidiary” shall mean, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having, by their terms, ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal that did not result from a breach of Section 4.2 that the Company Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, and taking into account the relevant legal, regulatory, financial and other aspects of such proposal (including financing and legal and regulatory considerations, expense reimbursement requirements and any conditions to, and expected timing and risks of, completion, as well as any changes to the terms of the this Agreement proposed by Parent in response to such Superior Proposal), would be (a) more favorable, including from a financial point of view, to the Members than the Merger and (b) reasonably expected to be consummated; provided that no Acquisition Proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such Acquisition Proposal is not committed or if the receipt of any such financing is a condition to the consummation of such transaction. For purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

“Surviving Company” has the meaning set forth in Section 1.1(b).

“Tax” or “Taxes” shall mean taxes of any kind whatsoever (whether payable directly or by withholding), including national, federal, state, provincial and local, whether domestic or foreign, income, profits, franchise, gross receipts, customs duty, documentary, stamp, payroll, sales, use, employment, personal property, real property, intangible personal property, social security, wages, pension, withholding, excise, production, ad valorem, value added, and other taxes, together with all interest, penalties and additions imposed with respect thereto.

“Tax Return” shall mean returns and reports required to be filed with a Tax authority relating to Taxes.

“Tax Sharing Agreements” has the meaning set forth in Section 5.2.

“Term Loan” shall mean the Senior Secured Term Credit Agreement, dated as of February 15, 2013, among Beechcraft Holdings LLC, Beech Enterprises, LLC, the Lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent, as amended by the First Amendment dated as of April 22, 2013.

“Termination Date” has the meaning set forth in Section 7.2(a).

“Termination Fee” shall mean an amount equal to $48 million.

“Treasury Regulations” means tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such regulations may be amended from time to time.

Ex. A-12

“Trust Agreement” means a trust agreement entered into by the Company and the Trustee consistent with the terms set forth in Exhibit E.

“Trustee” means a trustee to be mutually agreed by the Parties acting reasonably.

“Type Certificates” means approvals issued by any Aviation Regulatory Authority in regards to the design of aircraft, engines or propellers, including any supplemental Type Certificates or amended Type Certificates.

“U.S. Plan” has the meaning set forth in Section 3.1(i)(i).

“Unit” and “Units” shall mean a limited liability company interest in the Company and, for the avoidance of doubt, following the Intermediate Effective Time, a limited liability company interest in the Intermediate Company.

“Unsecured Claim” has the meaning set forth in the Trust Agreement.

“Unsecured Claim Unit” shall mean a Unit that was issued and allocated in accordance with the Plan of Reorganization to a holder of an Unsecured Claim.

“Unsecured Trust” has the meaning set forth in Section 2.2(c).

“VAT” shall mean (i) any value added tax as may be levied in accordance with (but subject to derogation from) Council Directive 2006/112/EC, and (ii) any other value added Tax imposed by a jurisdiction outside the European Union upon the sale of goods or services of a similar nature to and based on a similar refund mechanism as such Tax referred to in clause (i).

Ex. A-13

EXHIBIT B

FORM OF INTERMEDIATE COMPANY LLC AGREEMENT AMENDMENT

Ex. B

EXHIBIT B

FIRST AMENDMENT

TO

OPERATING AGREEMENT

OF

BEECH HOLDINGS, LLC

THIS AMENDMENT (this “Amendment”) to the Operating Agreement of Beech Holdings, LLC, a Delaware limited liability company (the “Company”), dated as of February 15, 2013, as amended1 (the “Initial LLC Agreement” and the Initial LLC Agreement as amended by this Amendment, the “LLC Agreement”), is being effected pursuant to Section 18-209(f) of the Delaware Limited Liability Company Act (as the same may be amended from time to time, the “Act”) by operation of the merger of Sky Intermediate Merger Sub, LLC, a Delaware limited liability company (“Intermediate Merger Sub”) with and into the Company, with the Company surviving such merger (the “Intermediate Merger”). This Amendment shall become effective at the Intermediate Effective Time (as defined in the Agreement and Plan of Merger dated as of December       , 2013 by and among the Company, Intermediate Merger Sub, [Parent] (“Parent”) and [Merger Sub] (“Merger Sub”) (as amended, the “Merger Agreement”)). Capitalized terms used herein and not otherwise herein defined have the meanings given to such terms in the LLC Agreement.

WHEREAS, the Board has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including, without limitation, the merger (the “Project Sky Merger”) of Merger Sub with and into the Company, are advisable to and in the best interests of the Company and the Members; and

WHEREAS, the Intermediate Merger is a condition to the Project Sky Merger; and

WHEREAS, the Company desires to amend the Initial LLC Agreement pursuant to the Intermediate Merger (i) to create the defined term “Majority Member Vote” and (ii) to contemplate expressly the treatment in the Project Sky Merger of the Units and the rights under the Reorganization Plan to receive Units in the future, which treatment is consistent with the terms of the Reorganization Plan.

NOW, THEREFORE, the Initial LLC Agreement is hereby amended as follows:

1.         Majority Member Vote. Exhibt A (Definitions) to the Initial LLC Agreement is hereby amended to add the following defined term:

“Majority Member Vote” means the affirmative vote or written consent of Members holding at least a Majority of the issued and outstanding Units.

1              NTD: We understand that the LLC Agreement was previously amended to change the terms of the director grants.

2.         Treatment of Units in Merger. Article IX (Miscellaneous) of the Initial LLC Agreement is hereby amended to add the following new Section 9.21:

Section 9.21    “Project Sky Merger” Notwithstanding anything to the contrary in this Agreement, in the merger (the “Project Sky Merger”) of the Company with [Merger Sub] or any other affiliate of [Parent] pursuant to the Agreement and Plan of Merger dated as of December       , 2013 (the “Project Sky Merger Agreement”) among the Company, Sky Intermediate Merger Sub, LLC, a Delaware limited liability company, [Parent] and [Merger Sub], (a) all Units and all rights under the Reorganization Plan to receive Units in the future (“Unallocated Unit Rights”), including, without limitation, rights with respect to Allowed L/C Secured Claims and Unsecured Claims, shall be converted into the right to receive the consideration, if any, set forth in the Project Sky Merger Agreement and, with respect to Unsecured Claims, the Trust Agreement, on the terms and conditions set forth in the Project Sky Merger Agreement and, with respect to Unsecured Claims, the Trust Agreement, and the holders of such Units and such Unallocated Unit Rights shall have no rights following the Project Sky Merger other than the right to receive the consideration, if any, into which such Units and Unallocated Unit Rights convert and on the terms and conditions set forth in the Project Sky Merger Agreement and, with respect to Unsecured Claims, the Trust Agreement. Capitalized terms used in this Section 9.21 and not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Project Sky Merger Agreement.

3.         Confirmation of LLC Agreement. Except as amended pursuant to this Amendment, the Initial LLC Agreement shall continue in full force and effect. This Amendment shall be deemed to be incorporated in full into the Initial LLC Agreement.

4.         Governing Law. This Amendment and the rights of the parties hereunder shall be governed by, interpreted, and enforced in accordance with the laws of the State of Delaware, without reference to conflicts of law principles.

5.         Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of, the parties to the Initial LLC Agreement and their respective successors and assigns.

EXHIBIT C

FORM OF SURVIVING COMPANY LIMITED LIABILITY COMPANY AGREEMENT

Ex. C

EXHIBIT C

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[TEXTRON ACQUISITION LLC]

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of [TEXTRON ACQUISITION LLC] (the “Company”) dated as of the [      ], by TEXTRON INC., a Delaware corporation, as the sole member of the Company (the “Member”).

RECITAL

The Member has formed the Company as a limited liability company under the laws of the State of Delaware and desires to enter into a written agreement, in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), governing the affairs of the Company and the conduct of its business.

ARTICLE 1

The Limited Liability Company

1.1 Formation. Concurrently with the execution of this Agreement, the Member has formed the Company as a limited liability company pursuant to the provisions of the Act. A certificate of formation for the Company as described in Section 18-201 of the Act (the “Certificate of Formation”) has been executed and filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act, by the authorized person listed in the “LLC Execution Authorization” attached hereto as Exhibit A.

1.2 Name. The name of the Company shall be “Textron Acquisition LLC” and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.4 Registered Office and Agent. The location of the registered office of the Company shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Company’s Registered Agent at such address shall be The Corporation Trust Company.

1.5 Term. Subject to the provisions of Article 5 below, the Company shall have perpetual existence.

ARTICLE 2

The Member

2.1 The Member. The name and address of the Member are as follows:

Name	Address
Textron Inc.	40 Westminster Street
Providence, RI 02903

2.2    Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

2.3    Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

2.4    Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

2.5    Admission of Members. New members shall be admitted only upon the approval of the Member.

ARTICLE 3

Management by the Member

3.1    Management. The management of the Company is fully reserved to the Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company. In managing the business and affairs of the Company and exercising its powers, the Member shall act through resolutions adopted in written consents. Decisions or actions taken by the Member in accordance with this Agreement shall constitute decisions or action by the Company and shall be binding on the Company.

3.2    Officers and Related Persons. The Member shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Member deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

ARTICLE 4

Capital Structure, Contributions and

Limited Liability Company Shares

4.1    No Contribution or Limited Liability Company Interest Until Election. The Member is admitted as the sole member of the Company without making a contribution to the Company and without acquiring a limited liability company interest in the Company, as such admission is described in Section 18-301(d) of the Act. Until such a date as the Member elects, through action by written consent as described in Article 2.2 of this Agreement, to make a contribution or to acquire a limited liability interest in the Company, the Member will be deemed to have made no contribution to and to have acquired no interest in the Company. At such time as the Member makes such election and makes a contribution, the Member shall receive a first issue membership interest in the Company.

ARTICLE 5

Dissolution

5.1    Events of Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a) The Member votes for dissolution; or

(b) A judicial dissolution of the Company under Section 18-802 of the Act.

ARTICLE 6

Exculpation and Indemnification

6.1    Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, arbitration, alternative dispute resolution procedure or other proceeding, whether civil, criminal, administrative, or investigative (hereafter a “Proceeding”), by reason of or in connection with the fact that such person, or another person of whom such person is the legal representative, is or was (i) a director or officer of the Company (which, for purposes of this Article 6 shall be deemed to refer to the Company or Beech Holdings, LLC (“Beech”)), (ii) serving at the request of the Company as a director, officer, member, employee, or agent of another foreign or domestic corporation or other business entity, partnership, joint venture, trust, or other enterprise, and is a director or officer of the Company, (iii) a director, officer, employee, or agent of a foreign or domestic corporation or other business entity hereafter acquired by the Company, and such person is a director or officer of the Company, or (iv) a trustee or administrator or other provider of service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director or officer of the Company, or in any other capacity while serving as a director, officer, employee, or agent of another business enterprise at the request of the Company (each of the persons referenced in the foregoing clauses (i) — (iv) hereafter generically referred to as a “Representative”), shall be indemnified and held harmless by the Company (but not by any member individually) to the fullest extent authorized by statutory and decisional law, as the same exists or may hereafter be interpreted or amended (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto) against all expenses incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in any Proceeding; provided, however, that (y) except as to actions to enforce indemnification rights pursuant to Article 6.3, the Company shall indemnify any Representative seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board and (z) no person shall be entitled to indemnification hereunder to the extent the Proceeding results from such person’s fraud, gross negligence or willful misconduct as determined in a final, nonappealable judgment by a court of competent jurisdiction. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person acted fraudulently or with gross negligence or willful misconduct, or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had reasonable cause to believe that his or her conduct was unlawful. The right to indemnification conferred in this Article 6 shall be a contract right.

6.2    Authority to Advance Expenses. Expenses incurred by a director or officer of the Company (acting in his or her capacity as such) in defending a Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding, provided, however, in each case, that such expenses shall be advanced only upon delivery to the Company of an undertaking by or on behalf of such director or officer of the Company to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Article 6 or otherwise. Any obligation to reimburse the Company for expense advances shall be unsecured, and no interest shall be charged thereon.

6.3    Right of Claimant to Bring Suit. If a claim under Article 6.1 or Article 6.2 is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including attorneys’ fees) of prosecuting such claim. It shall be a defense to any such action that the claimant has been determined in a final, nonappealable judgment by a court of competent jurisdiction to have not met the standards of conduct that make it permissible under Article 6.1 to indemnify the claimant for the amount claimed. The burden of proving such a defense shall be on the Company. Neither the failure of the Company (including its Board or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he or she has met the applicable standard of conduct set forth in Article 6.1, nor an actual determination by the Company (including its Board or independent legal counsel) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

6.4    Provisions Nonexclusive. The rights conferred on any person by this Article 6 shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Formation, agreement, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

6.5    Authority to Insure. The Company may purchase and maintain insurance to protect itself and any Representative against any expense asserted against or incurred by such person, whether or not the Company would have the power to indemnify the Representative against such expense under applicable law or the provisions of this Article 6.

6.6    Survival of Rights. The rights provided by this Article 6 shall continue as to a person who has ceased to be a Representative and shall inure to the benefit of the successors, heirs, executors, and administrators of such person.

6.7    Settlement of Claims. The Company shall not be liable to indemnify any Representative under this Article 6 (a) for any amounts paid in settlement of any action or claim effected without the Company’s written consent, which consent shall not be unreasonably withheld or delayed; or (b) for any judicial award, if the Company was not given a reasonable and timely opportunity to participate, at its expense, in the defense of such action.

6.8    Effect of Amendment. Any amendment, repeal, or modification of this Article 6 shall not adversely affect any right or protection of any Representative existing at the time of such amendment, repeal, or modification, whether or not any matter for which indemnification may be sought, shall have occurred.

6.9    Subrogation. In the event of payment under this Article 6, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Representative, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

6.10  No Duplication of Payments. The Company shall not be liable under this Article 6 to make any payment in connection with any claim made against the Representative to the extent the Representative has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder.

6.11  Prior Rights. The Company acknowledges and agrees that, (a) pursuant to the Reorganization Plan (as defined in the Merger Agreement), the

Company and each of its subsidiaries is obligated to provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, Hawker Beechcraft, Inc.’s and its subsidiaries’ directors, officers, employees, or agents that served prior to February 15, 2013 at least to the same extent as was set forth in the organizational documents of each of Hawker Beechcraft, Inc. and its subsidiaries as of May 3, 2012, against any claims or causes of action, whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, (b) that such current and former directors, officers, employees and agents shall be entitled to indemnification hereunder as Representatives in accordance with the terms hereof in furtherance in of the Company’s satisfaction of such obligations and (c) the Company shall not, and cause its subsidiaries to not, amend and/or restate this Agreement or any of the organizational documents of the Company or its subsidiaries after the date hereof to terminate, or in a manner which would materially adversely affect, any of the Company or its subsidiaries obligations to provide such indemnification rights to such directors, officers, employees, and agent; provided that this Article 6.11 is qualified in its entirety by reference to Section 4.9 of the Agreement and Plan of Merger, dated as of December [   ], 2013, among the Company, the Member, Beech and Sky Intermediate Merger Sub, LLC (the “Merger Agreement”) and that this Article 6.11 is not intended to constitute or expand upon, and shall not be construed as constituting or expanding upon, representations, warranties and covenants of the Company contained in the Merger Agreement.

ARTICLE 7

Miscellaneous

7.1    Tax Treatment. Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

7.2    Amendments. Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

7.3    Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

7.4    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

7.5    Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day first above written.

TEXTRON INC.

By:
Name:	Elizabeth C. Perkins
Title:	Vice President and
Deputy General Counsel

Exhibit A

LLC Execution Authorization

The following individual is authorized hereunder to execute a Certificate of Formation, and cause said Certificate of Formation to be filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act:

Ann T. Willaman

EXHIBIT D

FORM OF MEMBER PROXY

Ex. D

EXHIBIT D

BEECH HOLDINGS, LLC

IRREVOCABLE PROXY TO ACT BY WRITTEN CONSENT

The undersigned (the “Undersigned Member”), being a member and owner of Units of Beech Holdings, LLC, a Delaware limited liability company (the “Company”), hereby grants the following irrevocable proxy in respect of all Units that such Member owns, in accordance with the Operating Agreement of the Company, the Agreement and Plan of Merger dated as of December 26, 2013 by and among the Company, Textron Inc., a Delaware corporation (“Parent”), Textron Acquisition LLC, a Delaware limited liability company (“Merger Sub”), and Sky Intermediate Merger Sub, LLC, a Delaware limited liability company (“Intermediate Merger Sub”), as the same may be amended from time to time (the “Merger Agreement”; a copy of which is attached hereto as Exhibit A; capitalized terms used but not otherwise defined herein have the meanings ascribed to such term in the Merger Agreement), and the Delaware Limited Liability Company Act (the, “Act”).

RECITALS

WHEREAS, the Merger Agreement provides for (a) the merger of Intermediate Merger Sub with and into the Company, with the Company surviving (such surviving company, the “Intermediate Company”, and such merger, the “Intermediate Merger”), as a result of which certain amendments will be made to the Operating Agreement as set forth in the Merger Agreement, and (ii) immediately following the consummation of the Intermediate Merger, the merger of Merger Sub with and into the Intermediate Company, with the Intermediate Company surviving the Merger (the “Merger”, and together with the Intermediate Merger, the “Mergers”), as a result of which the Company will become a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company has, by the unanimous vote of the board members present, (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable to and in the best interests of the Company and the owners of Units (each such owner, a “Member” and, collectively, the “Members”), (ii) approved the execution, delivery and performance of the Merger Agreement by the Company and the consummation of the Mergers and the other transactions contemplated thereby, (iii) directed that, following its execution, the Merger Agreement and the Mergers be submitted to the Members necessary to obtain the Company Requisite Approval in accordance with the Act and the Operating Agreement and (iv) established a record date that is fifteen (15) calendar days from the date of the Merger Agreement for purposes of obtaining the Company Requisite Approval; and

WHEREAS, the Undersigned Member wishes to approve and adopt the Merger Agreement and the Mergers in accordance with the Act and the Operating Agreement, and wishes for such approval to be irrevocable.

Grant of Irrevocable Proxy

The Undersigned Member hereby irrevocably appoints as its proxy and attorney-in-fact, E. Robert Lupone and John Curran, and each of them acting separately, and the successors and assigns of each (collectively, the “Grantees”), with full power of substitution and resubstitution, from the date hereof to the termination of the Merger Agreement in accordance with its terms, to vote and act by written consent (in the form attached hereto as Annex A or otherwise) with respect to all Units of the Undersigned Member to approve and adopt the Merger Agreement and the Mergers and all terms of the Mergers as set forth therein. This proxy is coupled with an interest sufficient in law to support an irrevocable proxy, and the Undersigned Member will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Undersigned Member which would conflict with or limit the exercise of this proxy with respect to the Merger Agreement and the Mergers. For the avoidance of doubt, (x) such proxy shall remain in effect and remain irrevocable notwithstanding any transfer or disposition of the Units to which it relates and (y) the Grantees shall be required to act by written consent to approve and adopt the matters covered by this proxy.

Termination of Approval and Proxy

The irrevocable proxy granted hereby shall be of no further force and effect upon the earlier of (a) any termination of the Merger Agreement in accordance with its terms, (b) the time of any modification, waiver or amendment to the Merger Agreement that either (x) materially adversely affects the rights, privileges and preferences of the holders of Units pursuant to the Merger Agreement as in effect on the date hereof or (y) reduces the amount, changes the form or otherwise adversely affects the consideration payable to holders of Units pursuant to the Merger Agreement as in effect on the date hereof, in the case of either (x) or (y), without the written approval of the Undersigned Member, and (c) the written agreement of Parent and the Undersigned Member to terminate this proxy, at which time such proxy shall automatically terminate and be of no further force and effect.

No Transfers or Inconsistent Agreements

The Undersigned Member shall not, directly or indirectly, (i) sell, transfer (including by operation of law), pledge, assign or otherwise encumber or dispose of, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) or understanding with respect to any of the Units owned of record and/or beneficially by the Undersigned Member to any person other than Parent or Parent’s designee, (ii) deposit any such Units into a voting trust or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney, attorney-in-fact, agent or otherwise, with respect to such Units, or (iii) take any other action that would in any way restrict, limit or interfere with the performance of the Undersigned Member’s obligations hereunder; provided that, notwithstanding anything to the contrary set forth herein, the Undersigned Member may transfer any such Units to (x) any of its controlled Affiliates so long as such controlled Affiliate agrees in writing to be bound by the terms of this irrevocable proxy with respect to such Units and (y) to any other transferee so long as such third-party transferee agrees in writing to be bound by the terms of this irrevocable proxy with respect to such Units.

No Solicitation

Neither the Undersigned Member nor any of its Affiliates shall take any action with respect to the Company or any of its Subsidiaries, directly or indirectly, which the Company would be prohibited from taking pursuant to Section 4.2 of the Merger Agreement.

Reliance

The Undersigned Member understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Undersigned Member’s execution and delivery of this irrevocable proxy to act by written consent.

Representations and Warranties

The Undersigned Member represents and warrants to Parent as follows:

1.            The Undersigned Member has all requisite capacity and authority to grant this irrevocable proxy.

2.            This irrevocable proxy has been duly executed and delivered by the Undersigned Member.

3.            The execution and delivery of this irrevocable proxy by the Undersigned Member does not violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Undersigned Member is a party or by which the Undersigned Member is bound, or any applicable law, statute, rule or regulation or undertaking to any regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council) to which the Undersigned Member is subject or, in the event that the Undersigned Member is a corporation, partnership, trust or other entity, any memorandum and articles of association, charter, bylaw or other organizational document of the Undersigned Member.

4.            The Undersigned Member is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Units set forth on Annex B hereto, free and clear of all liens and encumbrances with full power and authority to transfer good and valid title of its Units free and clear of all liens and encumbrances. The Undersigned Member does not own, of record or beneficially, any units or securities of the Company other than the Units set forth on Annex B hereto (other than units subject to options over which the Undersigned Member will have no voting rights until the exercise of such options). The Undersigned Member has the right to vote the Units set forth on Annex B hereto, and none of such Units is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Units.

Miscellaneous

The provisions of Sections 8.4 (Counterparts) and 8.5 (Governing Law and Venue; Waiver of Jury Trial; Specific Performance) of the Merger Agreement shall apply to this irrevocable proxy mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this irrevocable proxy to act by written consent on the date set forth below.

Member (if an Individual)	Dated:

Name:

Member (if an Entity):	Dated:

By:
Name:
Title:

ACCEPTED, AGREED AND ACKNOWLEDGED

Beech Holdings, LLC	Dated:

By:
Name:
Title:

Textron Inc.	Dated:

By:
Name:
Title:

Signature Page to Irrevocable Proxy

ANNEX A

WRITTEN CONSENT

OF THE UNIT HOLDERS

OF

BEECH HOLDINGS, LLC

The undersigned (the “Undersigned Member”), being a member and owner of Units of Beech Holdings, LLC, a Delaware limited liability company (the “Company”), hereby adopts the following resolutions as if such resolutions had been adopted at a duly convened meeting of the Unit holders of the Company, such resolutions to be effective as of January 10, 2014 for all purposes of the Limited Liability Company Act of the State of Delaware (the “Act”) and the Operating Agreement of the Company dated as of February 15, 2013, as the same may be amended from time to time (the “Operating Agreement”):

WHEREAS, the Company has entered into the Agreement and Plan of Merger dated as of December 26, 2013 by and among the Company, Sky Intermediate Merger Sub, LLC, a Delaware limited liability company (“Intermediate Merger Sub”), Textron Inc., a Delaware corporation (“Parent”), and Textron Acquisition LLC, a Delaware limited liability company (“Merger Sub”) (as the same may be amended from time to time) (the “Merger Agreement”; a copy of which has previously been provided to the Undersigned Member; capitalized terms used but not otherwise defined herein have the meanings ascribed to such term in the Merger Agreement), pursuant to which (i) Intermediate Merger Sub will be merged with and into the Company, with the Company surviving (such surviving company, the “Intermediate Company”, and such merger, the “Intermediate Merger”) and (ii) immediately following the consummation of the Intermediate Merger, Merger Sub will be merged with and into the Intermediate Company, with the Intermediate Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company has, by the unanimous vote of the board members present, (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable to and in the best interests of the Company and the owners of Units (each such owner, a “Member” and, collectively, the “Members”), (ii) approved the execution, delivery and performance of the Merger Agreement by the Company and the consummation of the Intermediate Merger, the Merger and the other transactions contemplated thereby, (iii) directed that, following its execution, the Merger Agreement, the Intermediate Merger and the Merger be submitted to the Members necessary to obtain the Company Requisite Approval in accordance with the Act and the Operating Agreement and (iv) established a record date that is fifteen (15) calendar days after the date of the Merger Agreement for purposes of obtaining the Company Requisite Approval;

WHEREAS, the Undersigned Member wishes to approve and adopt the Merger Agreement, the Intermediate Merger and the Merger in accordance with the Act and the Operating Agreement, and wishes for such approval to be irrevocable;

WHEREAS, the Undersigned Member is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Units set forth on Exhibit A hereto, free and clear of all liens and encumbrances with full power and authority to transfer good and valid title of its Units free and clear of all liens and encumbrances;

WHEREAS, the Undersigned Member has the right to vote the Units set forth on Exhibit A hereto, and none of such Units is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Units; and

WHEREAS, the Undersigned Member understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Undersigned Member’s execution and delivery of this written consent.

NOW, THEREFORE, BE IT:

1.            Approval of the Intermediate Merger and the Merger.

RESOLVED, that Undersigned Member hereby ratifies, approves and adopts in all respects (a) the Merger Agreement, the schedules and exhibits annexed thereto and the transactions contemplated thereby, and the execution, delivery and performance thereof, and (b) the Intermediate Merger and the Merger, each upon the terms and subject to the conditions of the Merger Agreement.

2.            General Authorization.

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized to do and perform (or cause to be done and performed), in the name and on behalf of the Company, all acts and things and to execute, file and deliver (or cause to be executed, filed and delivered) the Merger Agreement and all such other agreements, documents and instruments (including, but not limited to, any amendments thereto) as any of them shall deem necessary, appropriate or advisable to effectuate the intent and purposes of the foregoing resolutions, such determination to be conclusively evidenced by the performance of such acts and things or the execution, filing and delivery of such agreements, documents and instruments (including, but not limited to, any amendments thereto), as applicable.

RESOLVED, that all actions previously taken and performed by the officers, directors, managers, employees or agents of the Company in connection with the actions contemplated by the forgoing resolutions be and they hereby are, adopted, approved, authorized, ratified and confirmed in all respects as the acts and deeds of the Company.

[Signature page follows]

IN WITNESS WHEREOF, this written consent has been adopted as of January     , 2014.

[Name of Member]	Dated:

By:

[Name of Parent Representative], as Parent Representative acting on behalf of such Member pursuant to that certain Irrevocable Proxy To Act By Written Consent executed by such Member on December      , 2013.

Signature Page to Member Consent

EXHIBIT A

UNITS

See attached.

Signature Page to Member Consent

ANNEX B

UNITS

See attached.

EXHIBIT A

Merger Agreement

[See attached.]

EXHIBIT E

TRUST AGREEMENT TERMS

Ex. E

EXHIBIT E

Terms for Trust Agreement

Overview

The following describes the proposed terms for a trust agreement (the “Trust Agreement”) between Parent, the Company and the Trustee (as defined below) to provide for the payment of merger consideration to holders of Units issued on account of unsecured claims and to unsecured claimholders who in the future have their claims allowed (i.e., approved by the court under the Plan of Reorganization). Capitalized terms used but not otherwise defined have the meaning given to them in the Agreement and Plan of Merger dated December 26, 2013 by and between Parent, the Company, Intermediate Merger Sub, and Merger Sub.

Creation of Trust; Appointment of Trustee	At or prior to the Effective Time, the Company will select, with the prior approval of Parent, a trustee to administer the trust. Parent will not be a party to the Trust Agreement.
Deposit of Unsecured Claims Fund

At the Closing, Parent will deposit into a separate trust fund an amount equal to $250,819,948, payable in respect of the Unsecured Claim Units and other Unsecured Claims (the “Unsecured Claims Fund”).

Investment of Unsecured Claims Fund

The Trustee will invest the Trust Fund as directed by the Company; provided that such investments shall be in obligations of or guaranteed by the United States of America, with maturities not exceeding three months. Any interest and other income resulting from such investment shall become a part of the Trust Fund and a proportionate distribution of any such interest or income shall be paid upon payment to any holder of an Unsecured Claim Unit or Unsecured Claim.

General Principles and Background on Unsecured Claim Units

Distributions from the Unsecured Claims Funds will be made to holders of Unsecured Claim Units and holders of allowed Unsecured Claims following the final reconciliation of unsecured claims (the “Final Unsecured Reconciliation”) on a pro rata basis based on the total amount of unsecured claims allowed in the Final Unsecured Reconciliation (such total amount, the “Final Aggregate Unsecured Claims Amount”). Subject to approval by the Bankruptcy Court of a cap on the ultimate amount of allowed unsecured claims, it may be possible to make interim distributions from the Trust Fund to holders of allowed Unsecured Claims prior to the Final Unsecured Claims Reconciliation.

Each Unsecured Claim Unit that is currently outstanding was issued in respect of an allowed Unsecured Claim of $127.10 (i.e., one Unsecured Claim Unit is equal to $127.10 worth of Unsecured Claims as of the date such Unsecured Claim Unit was initially distributed) (the “Initial Unsecured Claim Unit Value”). There are currently [16,137,619] Units outstanding which were issued on account of allowed unsecured claims and [14,694,581] additional Units “reserved” for issuance on account of future allowed unsecured claims, totaling 30,832,200 Units in the aggregate for unsecured claims. This aggregate number of Units issued (and to be issued) on account of unsecured claims is based on an assumption that the Final Aggregate Unsecured Claims Amount would equal $3.918 billion (the “Assumed Aggregate Unsecured Claims Amount”).

Pursuant to the Plan of Reorganization, in the event the Assumed Aggregate

Unsecured Claims Amount is less than the Final Aggregate Unsecured Claims Amount, which would result in additional value being allocated to holders of Unsecured Claim Units, such additional value is to be allocated to the original holder of the Unsecured Claim (the “Original Claim Holder”) (i.e., not a transferee of the Unsecured Claim Unit (a “Transferee Holder”)).

Payments if Assumed Aggregate Unsecured Claims Amount is equal to the Final Aggregate Unsecured Claims Amount (Basic Formula)

A holder of Unsecured Claim Units will be entitled to an amount equal to the Unsecured Claims Fund multiplied by such holder’s Unit Based Pro Rata Percentage, which is equal to (x) the number of Unsecured Claim Units held by such Person multiplied by (y) the Initial Unsecured Claim Unit Value, divided by (z) the Final Aggregate Unsecured Claims Amount (the quotient, expressed as a percentage, the “Unit Based Pro Rata Percentage”). The amount paid to a holder in the event the Assumed Aggregate Unsecured Claims Amount is equal to the Final Aggregate Unsecured Claims Amount is referred to as the “Baseline Distribution”

A holder of Unsecured Claims who has its claims allowed in the Final Unsecured Reconciliation will be entitled to an amount equal to the Unsecured Claims Fund multiplied by such holder’s Claim Based Pro Rata Percentage, which is equal to (x) the aggregate amount of Unsecured Claims held by such Person divided by (z) the Final Aggregate Unsecured Claims Amount (the quotient, expressed as a percentage, the “Claim Based Pro Rata Percentage”).

Payments if Assumed Aggregate Unsecured Claims are Greater than the Final Aggregate Unsecured Claims Amount

A holder of Unsecured Claim Units will be entitled to receive an amount equal to the Unsecured Claims Fund multiplied by such holder’s Unit Based Pro Rata Percentage.

A holder of an allowed Unsecured Claim that has not received a distribution of Unsecured Claim Units will be entitled to receive an amount equal to the Unsecured Claims Fund multiplied by such holder’s Claim Based Pro Rata Percentage.

Payments if Assumed Aggregate Unsecured Claims are Less than the Final Aggregate Unsecured Claims Amount

An Original Claim Holder that is a holder of Unsecured Claim Units will be entitled to receive an amount equal to the Unsecured Claims Fund multiplied by such holder’s Unit Based Pro Rata Percentage (the “Full Shortfall Distribution”) (i.e., an Original Claimholder that still holds a Unit is entitled to receive the Baseline distribution and an additional allocation of merger consideration that results from fewer unsecured claims being allowed than the Assumed Aggregate Unsecured Claims).

A Transferee Holder will be entitled to receive an amount equal to the Baseline Distribution (i.e., Transferee Holders will only be entitled to receive an amount that they would have been entitled to receive if the Assumed Aggregate Unsecured Claims Amount is equal to the Final Aggregate Unsecured Claims Amount). The original holder of the allowed unsecured claim that later transferred the Unit held by such Transferee Holder will be entitled to receive the Full Shortfall Distribution less the Baseline Distribution.

2